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Exhibit 10.2

2001 LP CANADA CREDIT AGREEMENT

Dated for Reference November 30, 2001

AMONG:

LOUISIANA-PACIFIC CANADA LTD.

AND:

LOUISIANA-PACIFIC CORPORATION

AND:

ROYAL BANK OF CANADA

TABLE OF CONTENTS

1.	INTERPRETATION		1
	1.1	Definitions	1
	1.2	Applicable Law	16
	1.3	Severability	16
	1.4	Successors and Assigns	16
	1.5	Included Words	16
	1.6	Headings and Marginal References	16
	1.7	Cross References	16
	1.8	Use of Word "Including"	16
	1.9	Expiration of Summary of Terms and Conditions	16
	1.10	Currency	17
	1.11	Payment Dates and Interest Calculation	17
	1.12	Accounting Terms	17
	1.13	Schedules	17
2.	REPRESENTATIONS AND WARRANTIES		18
	2.1	Representations and Warranties	18
	2.2	Status of the Borrower	18
	2.3	Status of Guarantor	18
	2.4	Power and Authority	18
	2.5	Due Authorization	18
	2.6	No Contravention	18
	2.7	No Breach	19
	2.8	Leases and Licences	19
	2.9	No Financial Default	19
	2.10	Disclosure of Material Facts	20
	2.11	Consents and Approvals	20
	2.12	Title	20
	2.13	Borrower's Financial Statements Furnished	20
	2.14	No Change in Borrower's Financial Condition	20
	2.15	Guarantor's Financial Status	20
	2.16	No Change in Guarantor's Financial Condition	21
	2.17	Financial Statements Not Misleading	21
	2.18	Taxes	21
	2.19	Environmental Law Compliance	21
	2.20	Insurance	21
	2.21	ERISA Compliance by Guarantor	22
3.	THE CREDIT FACILITY		22
	3.1	Establishment of the Credit Facility	22
	3.2	Nature of the Credit Facility	23
	3.3	Extension of Maturity Date	23
	3.4	Currencies and Other Options Available Under the Credit Facility	23
	3.5	Swap Contracts	23
	3.6	Interest on Advances Under the Credit Facility	24
	3.7	Interest and Fee Rate Adjustments	34
	3.8	Interest on Eurocurrency Advances Spanning More Than One Applicable Interest Rate	24
	3.9	Interest Act of Canada	25

i

	3.10	Manner of Making Advances	25
	3.11	Amounts and Notice for Canadian Advances and U.S. Advances	25
	3.12	Notice for Eurocurrency Advances	25
	3.13	Eurocurrency Notice Particulars	25
	3.14	Conversions of Borrowings under §3.1 (a)	26
	3.15	Payment of Interest on Eurocurrency Advances	27
	3.16	Default Interest	27
	3.17	Indemnity for Out-of-Pocket Expenses	27
	3.18	Effective Time for Section 3 Notices	27
	3.19	Increased Costs	28
	3.20	Borrower's Option on Receipt of an Increased Costs Certificate	28
	3.21	Increased Costs Limitation	29
	3.22	Eurocurrency Funds Not Available	29
	3.23	Payment of Compensation Amount	29
	3.24	Borrower's Right to Revolve the Credit Facility	29
	3.25	Repayment of Credit Facility	30
	3.26	Currency of All Payments	30
	3.27	Borrower's Right to Cancel Available Amount of Credit Facility	30
	3.28	Standby Fees	31
	3.29	Standby Fees Waived	31
	3.30	Arrangement Fee	31
	3.31	Documentary Credits	31
	3.32	Evidence of Indebtedness	32
	3.33	Substitute Basis of Borrowing for Eurocurrency Advances	32
	3.34	Illegality for Eurocurrency Advances	33
	3.35	Exchange Rate Fluctuations	33
	3.36	Determination of Available Amount of the Credit Facility	33
4.	BANKERS' ACCEPTANCES		33
	4.1	Issuing Bankers' Acceptances	33
	4.2	Calculation of Borrowings	33
	4.3	Notice	34
	4.4	Form of Undertaking	34
	4.5	Power of Attorney Respecting Bankers' Acceptances	34
	4.6	Negotiation and Purchase of Drafts	34
	4.7	Issuance and Maturity	34
	4.8	Failure to Provide Notice	34
	4.9	Payment to Borrower	35
	4.10	No Days of Grace	35
	4.11	Acceptance Fees	35
	4.12	Calculation of Acceptance Fees	35
	4.13	Change of Acceptance Fee During Term of Bankers' Acceptance	35
	4.14	Increased Costs	35
	4.15	DBNA	36
	4.16	Maturity Date Restriction	36
5.	SECURITY FOR BORROWINGS		36
	5.1	Security for Borrowings	36
	5.2	Conflict Between the Agreement and Royal's Security	37
	5.3	Restrictions on Demanding Payment	37

ii

6.	CREDIT FACILITY CONDITIONS PRECEDENT		37
	6.1	Conditions Precedent to Initial Borrowings	37
	6.2	Conditions Precedent to Subsequent Borrowings	40
7.	COVENANTS OF THE BORROWER AND THE GUARANTOR		41
	7.1	Borrower's Covenants	41
	7.2	Guarantor's Covenants	44
	7.3	Environmental Law	47
8.	EVENTS OF DEFAULT		47
	8.1	Definition of Event of Default	47
	8.2	Remedies	49
	8.3	Remedies Cumulative	50
	8.4	Waivers	50
	8.5	Application of Payments Following Acceleration	50
	8.6	Royal May Perform Covenants	50
9.	GENERAL		50
	9.1	Waiver	50
	9.2	Effect of Amendment, Modification or Waiver	51
	9.3	Time of the Essence	51
	9.4	Further Assurances	51
	9.5	Set-Off	51
	9.6	Judgement Currency	51
	9.7	Account Debit Authorization	52
	9.8	Expenses	52
	9.9	Survival of Representations and Warranties	52
	9.10	Notice	52
	9.11	General Indemnity	52
	9.12	Counterparts	53
	9.13	Reasonable Consent or Approval of the Parties	53
	9.14	Evidence of London Interbank Offered Rate	53
	9.15	Entire Agreement	53
	9.16	No Deduction for Taxes	53
	9.17	Participations and Assignments	53
	9.18	Assignment After Default	54
	9.19	Obligations of Borrower Re Facility Disposition	54

        SCHEDULE A—INTEREST AND FEE RATES

        SCHEDULE B—GUARANTEE

        SCHEDULE C—OFFICER'S COMPLIANCE CERTIFICATE

        SCHEDULE D—UNFUNDED PENSION LIABILITIES

        SCHEDULE E—BORROWING BASE REPORT

        SCHEDULE F—PERMITTED ENCUMBRANCES

        SCHEDULE G—OTHER PERMITTED INDEBTEDNESS

iii

2001 LP CANADA CREDIT AGREEMENT

THIS 2001 LP Canada Credit Agreement is dated for reference November 30, 2001

AMONG:

  LOUISIANA-PACIFIC CANADA LTD., a British Columbia company having an office at 2100 - 1075 West Georgia Street, Vancouver, British Columbia, V6E 3G2

AND:

  LOUISIANA-PACIFIC CORPORATION, a Delaware corporation having an office at Suite 1200, 805 S.W. Broadway, Portland, Oregon, U.S.A., 97205

AND:

  ROYAL BANK OF CANADA, a Canadian chartered bank, having its head office in Montreal, Quebec, and a branch office at 1025 West Georgia Street, Vancouver, British Columbia, V6E 3N9

WHEREAS:

A.
Royal has offered to make available to the Borrower:

(a)
a committed revolving operating credit facility of up to $25,000,000 or the Equivalent Amount in US$ or any combination thereof, and

(b)
a line of credit of up to $35,000,000 or the Equivalent Amount in US$ to cover Swap Termination Values, EFT Transfers, and PDS Services,

to be used by the Borrower for its general corporate purposes which shall include the refinancing of its existing credit facility with Royal;

B.
The Borrower has accepted Royal's offer and the Guarantor has agreed to provide the Guarantee.

1.    INTERPRETATION

1.1  Definitions

Where used in this Agreement, the following terms shall have the following meanings:

(a)	"1997 LP Canada Credit Agreement" means the credit agreement named as such and dated for reference June 15, 1997 among the Borrower, the Guarantor and Royal as amended;
(b)	"Additional Amount" means the amount defined as such in §3.19;
(c)	"Advances" means Canadian Advances, Eurocurrency Advances and U.S. Advances;
(d)
"Affiliate" means, in relation to a specified Person, any other Person which directly (or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, the specified Person or any Subsidiary of the specified Person. The term "control" (including the phrases "controlled by" or "under common control with") means the possession, directly or indirectly, of the effective power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise;
(e)
"Agreement" means this credit agreement entitled "2001 LP Canada Credit Agreement" dated for reference November 30, 2001 as amended, restated, modified, supplemented, extended, renewed or replaced from time to time;

(f)
"Announcement Date" means the date on which either of the Rating Agencies announces a rating change which will increase or decrease the rates of interest, acceptance fees, Documentary Credit Fees and Standby Fees payable by the Borrower pursuant to this Agreement;
(g)	"BA Discount Rate" means the CDOR Rate for the period of time for which a Bankers' Acceptance will be outstanding;
(h)
"Bankers' Acceptances" means Drafts in multiples of not less than $100,000 Face Amount and aggregating immediately following availment on any day at least $500,000 each for periods of not less than one month nor more than six months (excluding in each case days of grace) drawn by the Borrower in Canadian Funds and accepted as provided in Section 4;
(i)	"Basis Point" and "BP" each means one one-hundredth (1/100) of one percent or .01%;
(j)	"Banking Day" means a day which is both a Business Day and a day on which dealings in U.S. Funds by and between banks in the London, England interbank market may be conducted;
(k)	"Borrower" means Louisiana-Pacific Canada Ltd., its successors and permitted assigns;
(l)
"Borrower Guarantees" means the limited liability gurantee, in form and content satisfactory to Royal, to be provided by the Borrower guaranteeing the present and future, direct and indirect obligations of LP Engineered Wood Products Ltd. and Louisiana-Pacific B.C. Forest Products Limited to Royal under the credit facility established pursuant to §3.1(b) in favour of the Borrower and, with the consent of Royal, to be available for utilization by Subsidiaries of the Borrower in respect of EFT Transfers and PDS Services including overdrafts and cash management debits and liabilities, as amended, modified, supplemented, extended, renewed or replaced from time to time;
(m)	"Borrower Subsidiaries" means all Subsidiaries of the Borrower;
(n)
"Borrower Subsidiaries' Guarantees" means the limited liability guarantees, in form and content satisfactory to Royal, to be provided by LP Engineered Wood Products Ltd. and Louisiana-Pacific B.C. Forest Products Limited and any future Material Canadian Subsidiary guaranteeing the present and future, direct or indirect obligations of the Borrower to Royal under this Agreement, as such guarantee may be amended, modified, supplemented, extended, renewed or replaced from time to time;
(o)
"Borrower Subsidiaries' Security Agreements" means the security agreements and hypothec (Province of Quebec) dated for reference November 30, 2001 to be provided by the Borrower Subsidiaries to support the Borrower Subsidiaries' Guarantees, in form and content satisfactory to Royal wherein each Borrower Subsidiary grants to and in favour of Royal, subject to no prior financial charges except for Permitted Encumbrances a first mortgage charge and security interest in and upon the inventory of the Borrower Subsidiary and the Borrower Subsidiary's trade accounts receivable, as amended, modified, supplemented, extended, renewed or replaced from time to time;
(p)
"Borrowing" means a utilization or deemed utilization, as the case may be, by the Borrower of the credit facility established pursuant to §3.1(a) by way of Canadian Advances, U.S. Advances, Eurocurrency Advances, Bankers' Acceptances or Documentary Credits and of the credit facility established pursuant to §3.1(b) by way of Canadian Advances or U.S. Advances, and "Borrowings" means the aggregate of such utilizations;

(q)
"Borrowing Base" means that amount which the Chief Financial Officer certifies from time to time in a Borrowing Base Report as the aggregate amount of the credit facility to be established pursuant to §3.1(a) to be available to the Borrower from Royal during the currency of the Borrowing Base Report which amount shall be equal to the Current Asset Value;
(r)	"Borrowing Base Report" means the report in substantially the form of Schedule E provided by the Chief Financial Officer to Royal pursuant to §7.1(y)(1);
(s)	"Borrowing Options" means any of the borrowing options available to the Borrower pursuant to §3.4;
(t)	"Branch of Account" means the branch of Royal located at 1025 West Georgia Street, Vancouver, British Columbia, V6E 3N9 or elsewhere as may be agreed between the Borrower and Royal in writing;
(u)
"Business Day" means a day, excluding Saturday and Sunday, on which institutions are open for business in Toronto, Ontario, Canada and Vancouver, British Columbia, Canada and, in respect of any payments hereunder in U.S. Funds, a day on which banking institutions are also open for business in New York, New York, U.S.A.;
(v)
"Business Plan" means the financial forecast to be prepared by the Guarantor for each fiscal year which forecast shall include projections of operating results and cash flow for the relevant fiscal year with a forecast for the next following year;
(w)	"Canadian Advance" means any advance or conversion under the Credit Facility requested by the Borrower in Canadian Funds and advanced by Royal in Canadian Funds or determined as such pursuant to §4.1;
(x)	"Canadian Funds" and "Cdn$" and "$" means lawful currency of Canada;
(y)	"Capital Lease" means a lease of which all or a portion of the rents payable thereunder would be included in total liabilities on a balance sheet prepared in accordance with GAAP;
(z)
"CDOR Rate" means the annual rate of interest equal to the average "BA 1 Month" interest rates for Cdn$ Bankers' Acceptances displayed and identified as such on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. local time at Toronto, Ontario on any particular day and, if such day is not a Business Day, then on the day immediately preceding the Business Day (as adjusted by Royal after 10:00 a.m. local time at Toronto, Ontario to reflect any error in a posted rate of interest or in the posted average annual rate of interest). If such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be the 30 day rates applicable to Cdn$ Bankers' Acceptances quoted by Royal as of 10:00 a.m. local time at Toronto, Ontario on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;
(aa)
"Charter" means the Memorandum and Articles of the Borrower and the Certificate of Incorporation and Bylaws of the Guarantor, as the context requires, and includes in each case every amendment thereto;
(bb)
"Chief Financial Officer" means that Person responsible for reporting to the board of directors of the Borrower or the Guarantor, as the case may be, on the financial condition and performance of the Borrower or the Guarantor, as the case may be, or any Person designated as such;

(cc)	"Closing Date" means November 28th, 2001 or such earlier or later date as agreed by Royal and the Borrower;
(dd)	"Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder;
(ee)
"Collateral Coverage Ratio" has the meaning set forth in the Guarantor Credit Agreement as in effect as of November 15, 2001 (that is, for greater certainty, prior to any amendment, restatement, modification, supplement, extension, renewal or replacement thereof);
(ff)
"Compensation Amount" means an amount equal to any net loss, expense or net cost incurred by Royal as a direct result of prepayment of a Eurocurrency Advance, whether by way of repayment or conversion, prior to the Eurocurrency Maturity Date including, without duplication, any costs incurred in maintaining or redeploying deposits obtained by Royal to fund a Eurocurrency Advance;
(gg)	"Compliance Certificate" means the certificate defined as such in the Guarantor Credit Agreement;
(hh)
"Composite 3:30 p.m. Quotations for U.S. Government Securities" means the daily statistical release designated as such published by the Federal Reserve Bank of New York (U.S.A.) or in any successor publication;
(ii)
"Consolidated EBITDA" means, as measured quarterly on the last day of each fiscal quarter for the four quarters then ending, for the Guarantor and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation, depletion and amortization expense deducted in determining such Consolidated Net Income;
(jj)
"Consolidated Interest Charges" means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, (a) the sum of (i) all interest and the amortization of all premium payments, fees, charges and related expenses of the Guarantor and its Subsidiaries, determined on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Guarantor and its Subsidiaries, determined on a consolidated basis, with respect to such period under capital leases that is treated as interest in accordance with GAAP minus (b) interest income on the Timber Notes Receivable, up to the amount, if any, that the interest expense in such period on the senior notes secured by the Timber Notes Receivable is treated as interest in accordance with GAAP;
(kk)
"Consolidated Net Income" means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, the net income of the Guarantor and its Subsidiaries from continuing operations for that period, including gains or losses from Dispositions of assets, but excluding (i) up to US$50,000,000 (in the aggregate) in other non-cash extraordinary items and non-cash gains or losses arising from (A) the pulp mill located in Samoa, California, (B) the pulp mill located in Chetwynd, British Columbia, (C) the 65% interest in a joint venture in Ireland that has an oriented strand board (OSB) mill, and (D) the Guarantor's industrial panel products segment, and (ii) up to US$10,000,000 in cash losses associated with the closure of the pulp mill located in Chetwynd, British Columbia;

(ll)
"Contaminant" means, but is not limited to meaning, any pollutants, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants including any of the foregoing as defined in any Environmental Law;
(mm)
"Contingent Obligations" means any agreement, undertaking or arrangement by which a Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person, against loss, including any comfort letter, operating agreement, take-or-pay contract (except for take-or-pay contracts entered into in the ordinary course of business) or application for letter of credit or guarantee (except for Documentary Credits);
(nn)	"Credit Facility" means the:
(1)
the 364 day committed, revolving operating credit facility in the aggregate principal amount of $25,000,000 or the Equivalent Amount in US$ established by Royal in favour of the Borrower pursuant to §3.1(a), and
(2)
the line of credit of up to $35,000,000 or the Equivalent Amount in US$ to cover Swap Termination Values and liabilities of the Borrower, or with the consent of Royal, any of its Subsidiaries in respect of EFT Transfers and PDS Services including overdrafts and cash management debts and liabilities established by Royal in favour of the Borrower pursuant to §3.1(b);
(oo)	"Currencies" means Canadian Funds or U.S. Funds;
(pp)	"Current Assets" mean those assets which, on a consolidated basis, are determined to be current assets of the Borrower in accordance with GAAP;
(qq)	"Current Asset Value" means the aggregate of:
(1)	75% of all Good Accounts Receivable (Cdn$),
(2)	75% of the Equivalent Amount in Canadian Funds of all Good Accounts Receivable (US$), and
(2)	50% of the Eligible Inventory,
minus (but without duplication) the aggregate amount of Potential Preferred Claims;
(rr)	"Current Liabilities" mean those liabilities which, on a consolidated basis, are determined to be current liabilities of the Borrower in accordance with GAAP;
(ss)	"Current Ratio" means the ratio of Current Assets to Current Liabilities;
(tt)	"DBNA" means the Depository Bills and Notes Act S.C. 1998 c. 13 and regulations issued pursuant to that Act, as from time to time amended;
(uu)
"Debt to Capitalization Ratio" has the meaning set forth in the Guarantor Credit Agreement in effect as in effect as of November 15, 2001 (that is, for greater certainty, prior to any amendment, restatement, modification, supplement, extension, renewal or replacement thereof);
(vv)
"Discount Proceeds" means, with respect to any Bankers' Acceptance required to be accepted by Royal hereunder an amount (rounded up, if necessary, to the nearest whole cent) calculated on the applicable Drawdown Date by multiplying:

(1)	the Face Amount of such Bankers' Acceptance divided by one hundred, by
(2)	the price, where the price is determined by dividing one hundred by the sum of one plus the product of:
(A)	the BA Discount Rate (expressed as a decimal), and
(B)	a fraction, the numerator of which is the term of such Bankers' Acceptance expressed in days and the denominator of which is 365;
with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;
(ww)	"Disposition" means, with respect to any Person, the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (other than the Stock of such Person) by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith;
(xx)	"Documentary Credit Fee" means the fee for Guarantee Letters and Letters of Credit charged by Royal pursuant to §3.31;
(yy)	"Documentary Credits" means Guarantee Letters and Letters of Credit;
(zz)	"Draft" means a commercial draft in Royal's prescribed form made by the Borrower in accordance with the provisions of Section 4 of the Agreement;
(aaa)	"Drawdown Date" means a Banking Day on which a Borrowing is advanced to or converted by the Borrower or renewed by Royal;
(bbb)	"EFT Transfers" means electronic funds transfers by the Borrower or its present and future Subsidiaries;
(ccc)	"EFT Transfer Fees" means the fees charged by Royal in respect of EFT Transfers;
(ddd)
"Eligible Inventory" means the value before deducting any Potential Preferred Claims determined in Cdn$ of all Inventory located in Canada as determined by the Borrower and which is not subject to any mortgage, charge, security interest, assignment, lien, title retention agreement or other encumbrance (other than Permitted Encumbrances);
(eee)
"Environmental Activity" means any past, present or future activity, event or circumstance in respect of a Contaminant, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;
(fff)
"Environmental Law" means any and all applicable federal, provincial, municipal or local laws, statutes, regulations, orders, judgements, decrees, ordinances, official directives and all authorizations, relating to the environment or any Environmental Activity;
(ggg)
"Equivalent Amount" means at any time on any date, the amount in Canadian Funds or U.S. Funds, as the case may be, which would result from the conversion of U.S. Funds to Canadian Funds or Canadian Funds to U.S. Funds, as the case may be, determined on the basis of the Spot Buying Rate for U.S. Funds against Canadian Funds or Canadian Funds against U.S. Funds, as the case may be. If the date for determination of an Equivalent Amount is not a Business Day, the applicable rate shall be the Spot Buying Rate quoted on the immediately preceding Business Day;

(hhh)	"ERISA" means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder;
(iii)
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) other than the Guarantor and its Subsidiaries;
(jjj)	"ERISA Event" means:
(1)	a Reportable Event with respect to a Pension Plan;
(2)
a withdrawal by the Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a) (2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal;
(3)	a complete or partial withdrawal by the Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;
(4)
the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;
(5)
an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
(6)	the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Guarantor or any ERISA Affiliate;
(kkk)	"Eurocurrency Advance" means any advance, renewal or conversion under the Credit Facility requested by the Borrower in or to Eurocurrency Funds and advanced, renewed or made in Eurocurrency Funds by Royal;
(lll)	"Eurocurrency Funds" means U.S. Funds for which London Interbank Offered Rates are quoted by leading banks in the London, England interbank market;
(mmm)
"Eurocurrency Interest Period" means, with respect to a Eurocurrency Advance, that period selected by the Borrower for the Eurocurrency Advance to be outstanding (if the Borrower fails to select a period it shall be deemed to be for a period of one month), which period shall be for one, two, three or six months (or such shorter or longer periods as may be agreed to by Royal) but shall not extend to a date later than the Maturity Date, commencing on the Drawdown Date and ending on the Eurocurrency Maturity Date;
(nnn)	"Eurocurrency Maturity Date" means the last day of a Eurocurrency Interest Period;
(ooo)	"Event of Default" means any event set forth in §8.1 of the Agreement;
(ppp)	"Face Amount" means the amount at maturity for which a Bankers' Acceptance is drawn;

(qqq)
"Federal Funds Effective Rate" means on any day, the rate of interest per annum set forth in the H.15(519) for that day opposite the caption "Federal Funds Effective". If on any day such rate is not yet published in the H.15(519), the rate for such day will be the rate set forth in the Composite 3:30 p.m. Quotations for US Government Securities for such day under the caption "Federal Funds Effective Rate". If on any day such rate is not yet published in either the H.15(519) or the Composite 3:30 p.m. Quotations for US Government Securities such rate shall be the average of the quotations for such day on overnight Federal Funds (such words to have the meaning generally given to them by money market brokers of recognised standing doing business in the United States of America) transactions received by Royal from three Federal Funds brokers of recognised standing selected by Royal;
(rrr)
"Financial Ratios" means the following ratios or requirements or any of them: the Debt to Capitalization Ratio, the Collateral Coverage Ratio, the Current Ratio, Shareholders' Equity, and Consolidated EBITDA;
(sss)
"Forex Indenture" means the Indenture dated as of September 14, 1999 among the Borrower, as successor to Louisiana-Pacific Acquisition Inc., as issuer, the Guarantor, as guarantor and Laurentian Trust of Canada Inc., as trustee, as amended from time to time;
(ttt)
"GAAP" means generally accepted accounting principles as generally applied by the Guarantor as at September 30, 2001 and thereafter as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied;
(uuu)	"Good Accounts Receivable (Cdn$)" means trade accounts receivable of the Borrower and its Material Canadian Subsidiaries payable in Canadian Funds, excepting therefrom:
(1)
all trade accounts receivable from an account debtor any portion of which is outstanding more than 60 days after the due date thereof unless the unpaid portion is being disputed by such account debtor in good faith and relates to specific sales where the account debtor alleges that the Borrower or a Material Canadian Subsidiary has failed to meet the terms of the disputed sale in which case only the amount in dispute shall be excepted, or
(2)	all trade accounts receivable from account debtors which are Affiliates of the Borrower;
(3)	all trade accounts receivable which are subject to a material claim or written assertion of a right of set-off by an account debtor to the extent of such claims or assertions;
(4)
all trade accounts receivable which are subject to any mortgage, charge, assignment, lien, title retention agreement, security interest or other encumbrance (other than Permitted Encumbrances) that ranks in priority to or pari passu to the Royal's Security;
(5)
all trade accounts receivable which would be required to be treated as bad or doubtful accounts in accordance with GAAP including receivables from account debtors which are bankrupt, insolvent or have suspended payments; and
(6)	that portion of all trade accounts receivable subject to a contracted right on the part of the account debtor to refuse payment on all or part of such receivables;

(vvv)	"Good Accounts Receivable (US$)" means the trade accounts receivable of the Borrower and its Material Canadian Subsidiaries payable in U.S. Funds which meet the same criteria set out in the definition of Good Accounts Receivable (Cdn$), except for the currency denomination qualification;
(www)
"Governmental Approval" means any authorization, permit, approval, grant, licence, consent, right, privilege, registration, filing, order, commitment, judgement, direction, ordinance, decree or like instrument or affirmation issued or granted by any Governmental Body;
(xxx)
"Governmental Body" means, as the context requires, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board or court or other law, regulation or rule making entity (including a Minister of the Crown) having or purporting to have jurisdiction on behalf of any country or nation, any province, state, municipality, region, district, any subdivision thereof or any other lawful authority;
(yyy)	"Guarantee" means the limited liability guarantee of the Guarantor in substantially the form of Schedule B and includes all amendments and substitutions;
(zzz)	"Guarantee Letters" means the letters of guarantee issued by Royal pursuant to §3.31;
(aaaa)	"Guarantor" means Louisiana-Pacific Corporation, its successors and permitted assigns;
(bbbb)	"Guarantor Affiliates" means any Affiliate of the Guarantor;
(cccc)
"Guarantor Credit Agreement" means the credit agreement in respect of the Guarantor Credit Facility, unless otherwise provided, as amended, restated, modified, supplemented, extended, renewed or replaced from time to time;
(dddd)
"Guarantor Credit Facility" means the credit facility made available to the Guarantor pursuant to the terms of a Credit Agreement entered into as of November 15, 2001 among the Guarantor, as borrower, Bank of America, N.A., as the Administrative Agent, Wachovia Bank, N.A., as the Syndication Agent, Royal, as Documentation Agent and the other lenders party to the credit agreement;
(eeee)	"H.15(519)" means the weekly statistical release designated as such published by the Board of Governors of the Federal Reserve System of the United States of America or in any successor publication;
(ffff)	"Indebtedness" means without duplication:
(1)
all obligations for borrowed money (including the present value of capitalized lease obligations) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet as of the date at which Indebtedness is to be determined, including deferred purchase price obligations;
(2)	obligations for borrowed money secured by any lien upon property or assets owned by the Borrower or any of its Subsidiaries;

(3)	obligations created or arising under any conditional sale, deferred purchase price agreements or other similar agreement; and
(4)	guarantees of Indebtedness and letters of credit to support Indebtedness for borrowed money of others;
(gggg)	"Insurance Coverage" means insurance provided by financially sound and reputable insurers or through a program of self-insurance with reserves in accordance with sound business practices or a combination of both, insuring the property, assets and business of the Borrower against such liabilities, casualties, risks and contingencies and in such types of insurance as is customary for companies engaged in the same or similar businesses including:
(1)	fire, earthquake and extended coverage insurance on a replacement cost basis,
(2)	boiler, furnace and machinery insurance,
(3)	course of construction insurance (to the extent necessary to insure any modifications under construction),
(4)	business interruption insurance,
(5)	public liability insurance, and
(6)	inventory insurance insuring the inventory of the Borrower not in transit to purchasers;
(hhhh)	"Interest and Fee Rate Adjustment Date" means that date which is five Business Days following an Announcement Date;
(iiii)	"Interest Determination Date" means a Banking Day which is two Banking Days prior to a Drawdown Date;
(jjjj)
"Inventory" means the consolidated inventory of the Borrower and its Material Canadian Subsidiaries, whether located at the Borrower's premises or at the premises of a Material Canadian Subsidiary, in transit or otherwise, including finished goods (including lumber and chips), work-in-progress (including logs), raw materials and supplies (but, for greater certainty, excluding standing timber);
(kkkk)	"Judgment Currency" shall have the meaning ascribed thereto in §9.6;
(llll)	"Letters of Credit" means letters of credit issued by Royal pursuant to §3.31;
(mmmm)
"Lien" means any mortgage, lien, charge, pledge, hypothecation, security interest or other encumbrance or title retention agreement and any other agreement or arrangement having substantially the same economic effect;
(nnnn)
"London Interbank Offered Rate" means with respect to a particular Eurocurrency Advance, the rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent) at which Royal, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery on the first day of the particular Eurocurrency Interest Period and for a period equal to such Eurocurrency Interest Period based on the number of days comprised therein, deposits in U.S. Funds of comparable amounts to be outstanding during such Eurocurrency Interest Period, at or about 11:00 a.m. (London, England, local time) on the second Banking Day prior to a Drawdown Date;

(oooo)	"Master Agreement" has the meaning ascribed thereto in the definition "Swap Contract";
(pppp)	"Material Adverse Effect" has the meaning set forth in this Guarantor Credit Agreement in effect as at the reference date of November 15, 2001;
(qqqq)
"Material Canadian Subsidiary" means a subsidiary of the Borrower which is 100% legally and beneficially owned by the Borrower which has all or substantially all of its property and assets located in Canada;
(rrrr)
"Maturity Date" means that date which is 364 days after Closing Date or that date in any ensuing year which is 364 days after the immediately preceding Maturity Date if Royal accedes to a request from the Borrower pursuant to §3.3 for an extension of the Maturity Date;
(ssss)
"Multiemployer Plan" means any employee benefit plan of a type described in Section 4001(a) (3) of ERISA, to which the Guarantor or any ERISA Affiliate makes or is obligated to make contributions or during the preceding three calendar years, has made or been obligated to make contributions;
(tttt)	"PBGC" means the Pension Plan Guaranty Corporation, or any governmental authority succeeding to any of its principal functions under ERISA;
(uuuu)	"PDS Services" means payment distribution services as may be approved from time to time by Royal;
(vvvv)	"PDS Services Fees" means the fees charged by Royal in respect of PDS Services;
(wwww)
"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Guarantor or any ERISA Affiliate or to which the Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years;
(xxxx)	"Permitted Encumbrances" means:
(1)
Liens for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested at the time by the Borrower or the relevant Subsidiary, as the case may be, in good faith;
(2)	the Lien of any judgement rendered or claim filed against the Borrower or any of its Subsidiaries which is being contested in good faith;
(3)
undetermined or inchoate Liens and charges, including construction Liens, Liens incidental to current operations of the Borrower or any of its Subsidiaries which have not at such time been filed pursuant to law against the Borrower or any of its Subsidiaries which relate to obligations neither due nor delinquent;
(4)
restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by any Persons or minor defects or irregularities of title, all of which in the aggregate do not, in the opinion of Royal, materially impair the usefulness of the property subject to any such restriction, easement, right-of-way, servitude or other similar rights in land to the business of the Borrower;
(5)	security given to a public utility or Governmental Body in connection with the operations of the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses;

(6)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;
(7)
Purchase Money Obligations, pledges, charges, encumbrances, and security interests reasonably and properly incurred or acquired by the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses;
(8)	security granted to Royal pursuant to Royal's Security or otherwise; and
(9)	security described in Schedule F;
(yyyy)	"Permitted Guarantees" means:
(1)	guarantees by the Borrower in respect of purchases of assets by Subsidiaries not exceeding in the aggregate of $5,000,000;
(2)	guarantees of any Subsidiary not exceeding in the aggregate of $5,000,000;
(3)	guarantees by the Borrower in respect of Purchase Money Obligations;
(4)	guarantees by the Borrower or its Subsidiaries provided in the ordinary course of business and not exceeding in the aggregate $5,000,000; and
(5)	guarantees by the Borrower or its Subsidiaries in favour of Royal;
(zzzz)	"Permitted Securitization" means the securitization of accounts receivable of the Guarantor and its Subsidiaries with Blue Ridge Asset Funding Corporation and the other parties thereto;
(aaaaa)
"Person" means and includes any individual, a partnership, a corporation, a joint stock company, a trust, business trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof;
(bbbbb)	"Plan" means an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Guarantor or any ERISA Affiliate;
(ccccc)
"Potential Preferred Claims" means the aggregate of any rights, claims or preferences whether statutory in nature or otherwise and whether secured or unsecured including any right or claim which any unpaid supplier of inventory may have pursuant to the Bankruptcy and Insolvency Act (Canada), which rights, claims or preferences rank in priority to Royal's Security;
(ddddd)	"Prime Rate" means the rate of interest per annum in effect from time to time that is equal to the greater of:
(1)	Royal's Prime Rate; and
(2)	the CDOR Rate plus 100 basis points per annum;
(eeeee)	"Purchase Money Obligations" means:
(1)	any Lien existing and assumed at the time of acquisition by the Borrower or any of its Subsidiaries on any property acquired in an arm's length transaction;
(2)
any Lien on any property acquired by the Borrower or any of its Subsidiaries in an arm's length transaction to secure the whole or any part of the purchase price of such property or monies borrowed to pay such purchase price;

(3)
any extensions, renewals, replacements or substitutions of any Lien or other security interest described in §(1) and §(2) above provided that the principal amount of the indebtedness secured thereby outstanding on the date of the extension, renewal, replacement or substitution is not increased to an amount greater than the amount outstanding on the date the mortgage, lien, charge or other encumbrance was first granted or assumed on the property, provided that the aggregate amounts due under any Lien referred to above do not exceed the cost of the asset encumbered by any such Lien and any such Liens are secured only by the property so owned or acquired and not by any other assets and may be discharged or caused to be discharged upon payment in full of the amount permitted to be secured under §(1) to §(3) inclusive above;
(fffff)	"Rating Agencies" means Moody's Investors Services, Inc. and Standard Poor's Rating Services, a division of McGraw-Hill Companies, Inc. and "Rating Agency" means either of them as the context requires;
(ggggg)	"Ratings" means the applicable rating of the Guarantor's long term senior unsecured debt as determined by the Rating Agencies as applied in Schedule A to determine applicable interest and fee rates;
(hhhhh)
"Release" includes discharge, spray, injection, inoculation, abandonment, deposit, spill, leak, seep, pour, emission, emptying, throwing, dumping, placement and exhaust, and when used as a verb has a similar meaning;
(iiiii)
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC;
(jjjjj)	"Royal" means Royal Bank of Canada its successors and permitted assigns;
(kkkkk)
"Royal's Prime Rate" means the floating annual rate of interest publicly announced from time to time by Royal as its reference rate then in effect for determining interest rates on Cdn$ commercial loans made by Royal in Canada;
(lllll)	"Royal's Security" means all of the security referred to in §5.1;
(mmmmm)
"Royal's U.S. Base Rate" means the floating annual rate of interest publicly announced from time to time by Royal as its reference rate then in effect for determining interest rates on US$ commercial loans made by Royal in Canada;
(nnnnn)	"Section 427 Security" means the assignment by the Borrower to Royal pursuant to Section 427 of the Bank Act (Canada) covering all of the Borrower's Inventory;
(ooooo)
"Security Agreement" means the security agreement and hypothec (Province of Quebec) dated for reference November 30, 2001 to be provided by the Borrower, in form and content satisfactory to Royal, wherein the Borrower grants to and in favour of Royal, subject to no prior financial charges except for Permitted Encumbrances and, subject only to the Section 427 Security, a first mortgage charge and security interest in and upon the Borrower's Inventory and the Borrower's trade accounts receivable, as amended, modified, supplemented, extended, renewed or replaced from time to time;

(ppppp)
"Shareholders' Equity" means, as of any date of determination for the Guarantor and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP, but excluding (a) up to US$10,000,000 in cash losses associated with the closure of the pulp mill located in Chetwynd, British Columbia, and (b) up to US$50,000,000 in non-cash gains or losses arising from (i) the pulp mill located in Samoa, California, (ii) the pulp mill located in Chetwynd, British Columbia, (iii) the 65% interest in a joint venture in Ireland that has an oriented strand board (OSB) mill, and (iv) the Guarantor's industrial panel products segment;
(qqqqq)	"Spot Buying Rate" means:
(1)
in respect of conversions from Canadian Funds to U.S. Funds or vice versa the Bank of Canada noon spot rate for Canadian Funds against U.S. Funds or U.S. Funds against Canadian Funds (as quoted or published from time to time by the Bank of Canada), as the case may be, on the relevant date of determination, and
(2)
in respect of conversions to Canadian Funds or U.S. Funds of currencies other than Canadian Funds or U.S. Funds, Royal's spot buying rate in Canadian Funds or U.S. Funds, as the case may be, for purchasing any such foreign currency on the relevant date of determination;
(rrrrr)	"Standby Fees" means the standby fees payable by the Borrower to Royal pursuant to §3.28;
(sssss)
"Stock" means all shares, options, warrants, general or limited partnership interests, units or other equivalents (regardless of how designated) of or in a corporation, general partnership, limited partnership, limited liability company, unlimited liability company, joint stock company, or equivalent entity whether voting or nonvoting, including common stock and preferred stock;
(ttttt)
"Subordination Agreement" means the subordination agreement dated for reference November 30, 2001 among the Borrower, the Guarantor, certain Guarantor Affiliates and Royal wherein all Indebtedness owing by the Borrower to such Guarantor Affiliates and to the Guarantor except for trade accounts payable (including payables for management services) incurred in the ordinary course of business prior to receipt from Royal of a notice of default, in the case of a default in respect of which Royal is required to give notice before it becomes an Event of Default or, an Event of Default, is expressly made subordinate and subject in right of payment as therein provided to the prior payment in full of all indebtedness of the Borrower to Royal under this Agreement;
(uuuuu)
"Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the Voting Shares or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof;
(vvvvv)
"Sufficient Copies" means three copies or such other reasonable number of copies of reports, financial statements, certificates and other material required to be delivered by the Borrower or the Guarantor, as the case may be, to Royal pursuant to the Agreement as advised by Royal from time to time in writing;

(wwwww)
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement;
(xxxxx)
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Royal);
(yyyyy)
"Timber Notes Receivable" means, collectively, (i) the promissory notes in the principal amount of approximately US$50,000,000 by Sierra Pacific Industries in favor of L-P SPV, Inc., a Delaware corporation, and (ii) the promissory notes in the principal amount of approximately US$354,000,000 by Simpson Timber Company in favor of L-P SPV2, LLC, a Delaware limited liability company;
(zzzzz)
"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a) (16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year;
(aaaaaa)	"U.S.A." means United States of America;
(bbbbbb)	"U.S. Advance" means any advance or conversion under the Credit Facility requested by the Borrower in U.S. Funds and advanced in U.S. Funds by Royal or determined as such pursuant to §4.12;
(cccccc)	"U.S. Base Rate" means the rate of interest per annum in effect from time to time that is equal to the greater of:
(1)	Royal's U.S. Base Rate; and
(2)	the Federal Funds Effective Rate plus 50 basis points per annum;
(dddddd)
"U.S. Funds" and "US$" means lawful currency of the U.S.A. in same day immediately available funds, or, if such funds are not available, the form of money of the U.S.A. that is customarily used in the settlement of international banking transactions on the day payment is due;
(eeeeee)	"Voting Shares" means shares of any class entitled to vote in all circumstances.

1.2  Applicable Law

        The Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia.

1.3  Severability

        If any one or more of the provisions contained in the Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained in the Agreement shall not in any way be affected or impaired thereby.

1.4  Successors and Assigns

        The Agreement shall enure to the benefit of and be binding on each of the parties to the Agreement and their respective successors and permitted assigns.

1.5  Included Words

        Where the singular or the masculine are used in the Agreement, the same shall be deemed to include the plural or the feminine or vice versa and a body politic or corporate where the context or the parties so require.

1.6  Headings and Marginal References

        The division of the Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

1.7  Cross References

        Unless otherwise stated, a reference in the Agreement to a numbered or lettered paragraph, subparagraph or schedule refers to the paragraph, subparagraph or schedule bearing that number or letter in the Agreement.

1.8  Use of Word "Including"

        The word "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but such general term or statement shall be construed as referring to all items or matters that could reasonably fall within the broadest possible scope thereof.

1.9  Expiration of Summary of Terms and Conditions

        On the Closing Date, all of the terms and conditions of the "Draft Summary of Terms and Conditions" dated October 25, 2001 agreed to by the Borrower, the Guarantor and Royal in connection with the development of the Credit Facility shall be deemed to be merged herein and to expire and shall thereafter have no force and effect.

1.10 Currency

        Unless otherwise specified all statements of, or references to, dollar amounts in the Agreement without currency specification shall mean Canadian Funds.

1.11 Payment Dates and Interest Calculation

        If the date for a payment to Royal of any sum owing hereunder or the date of advance, renewal or conversion of any sum by Royal hereunder is not, in the case of Eurocurrency Funds, a Banking Day, and, in all other cases, a Business Day, such payment, advance, renewal or conversion, as the case may be, shall, except in some circumstances as hereafter provided in respect of Eurocurrency Funds, be due or made upon the next immediately succeeding Banking Day or Business Day, as the case may be. In the case of Eurocurrency Funds if the immediately succeeding Banking Day is in the next following month, the date for payment, renewal or conversion shall be the next immediately preceding Banking Day. Interest shall be payable for the day a Canadian Advance, Eurocurrency Advance or U.S. Advance is made but not for the day of any payment on the amount paid if payment is received by Royal prior to 10:00 a.m. local time at Vancouver, British Columbia.

1.12 Accounting Terms

        Accounting terms which are not specifically defined herein shall have the meaning accorded thereto and shall be construed in accordance with GAAP. If at any time any change in GAAP would affect the computation of any Financial Ratio and there is a request pursuant to §1.03(b) of the Guarantor Agreement or a like request by the Borrower or Royal pursuant to this Agreement to negotiate in good faith to amend any such ratio to preserve the original intent thereof in light of such change in GAAP, the applicable parties under each agreement shall enter into such negotiations, provided that, until so amended:

  (a)
  the applicable Financial Ratios shall continue to be computed in accordance with GAAP prior to such agreed change therein;

  (b)
  the Borrower and the Guarantor or either, as the case may be, shall provide to Royal financial statements and other documents required under this Agreement or the Guarantor Agreement or as may be reasonably requested by Royal setting forth a reconciliation between calculations of the applicable Financial Ratio made before and after giving effect to such change in GAAP; and

  (c)
  no change to any Financial Ratio agreed to pursuant to §1.03(b) of the Guarantor Agreement shall be effective in respect of its application in this Agreement without the prior written consent of Royal.

1.13 Schedules

        The Schedules to the Agreement shall form an integral part of the Agreement, and are as follows:

Schedule A	Interest and Fee Rates
Schedule B	Guarantee
Schedule C	Officer's Compliance Certificate
Schedule D	Unfunded Pension Liabilities
Schedule E	Borrowing Base Report
Schedule F	Permitted Encumbrances
Schedule G	Other Permitted Indebtedness

2.    REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties

        Each of the Borrower and the Guarantor represents and warrants to Royal as set forth in this Section 2 of the Agreement. All representations and warranties shall survive all Borrowings and no investigation at any time made by or on behalf of Royal shall diminish in any respect whatsoever its right to rely thereon.

2.2  Status of the Borrower

        The Borrower is a corporation, duly incorporated, validly existing, in good standing with respect to the filing of annual returns under the laws of the Province of British Columbia and is duly qualified, in good standing and authorized to do business in all jurisdictions where the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

2.3  Status of Guarantor

        The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, one of the States of the United States of America.

2.4  Power and Authority

        Each of the Borrower and the Guarantor has all requisite corporate power and authority to own its respective properties, has obtained or will obtain, all material Governmental Approvals required at the date hereof to carry on its respective business as now conducted and proposed to be conducted and to enter into and perform its obligations under the Agreement and all instruments and agreements delivered pursuant hereto and thereto.

2.5  Due Authorization

        The Agreement, the Guarantee and every instrument or agreement delivered pursuant hereto has been duly and validly authorized by all requisite actions by the Borrower and the Guarantor and each of such documents has been duly executed by the Borrower and the Guarantor if it is a party thereto and when delivered will be a legal, valid and binding obligation of the Borrower and the Guarantor, as the case may be, enforceable in accordance with its respective terms save as enforcement may be limited by:

  (a)
  applicable bankruptcy, insolvency, moratorium, reorganization and similar laws at the time in effect affecting the rights of creditors generally;

  (b)
  equitable principles which may limit the availability of certain remedies, including the remedy of specific performance; and

  (c)
  the inability of the courts of Canada to give judgement for payment in foreign currencies.

2.6  No Contravention

        The execution, delivery and performance of the Agreement by the Borrower and the Guarantor and the Guarantee by the Guarantor will not contravene any material provision of any regulation, order or permit applicable to the Borrower or the Guarantor, as the case may be, or cause a conflict with or contravention of its respective Charter or cause a breach of or constitute a default under or require any consent under any agreement or instrument to which the Borrower or the Guarantor, as the case may be, is a party or by which it is bound except such as have been obtained.

2.7  No Breach

        Neither the Borrower nor the Guarantor is in default under any agreement or instrument to which it is a party in any way which materially adversely affects its ability to perform its respective obligations under the Agreement or the Guarantee, as the case may be, and there are no suits or judicial proceedings or proceedings before any governmental commission, board or other agency pending or to the knowledge of the Borrower or the Guarantor, as the case may be, threatened against it which could reasonably be expected to give rise to a judgement or liability which, if satisfied, would have a materially adverse effect on the ability of the Borrower to meet its obligations under the Agreement or the Guarantor to meet its obligations under the Guarantee.

2.8  Leases and Licences

        Each of the Borrower and the Guarantor has all leases, licences, permits and consents as are essential for the due carrying on of its respective business in the manner in which its business is carried on and all such leases, licences, permits and consents are in full force and effect and no proceedings relating thereto are pending or known to the Borrower or the Guarantor, as the case may be, to be threatened in any way which would have a material adverse effect on the ability of the Borrower or the Guarantor to meet its respective obligations under the Agreement or the Guarantor to meet its obligations under the Guarantee.

2.9  No Financial Default

        Neither the Borrower nor the Guarantor is in default in any way which materially adversely affects its ability to perform its obligations under the Agreement or the Guarantee, as the case may be, under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered and to the knowledge of the Borrower and the Guarantor there exists no state of facts which, after notice or lapse of time or both or otherwise, would constitute such a default in any way which materially adversely affects its ability to perform its obligations under the Agreement or the Guarantee, as the case may be.

2.10 Disclosure of Material Facts

        Each of the Borrower and the Guarantor has disclosed to Royal in writing all facts (other than facts which are a matter of public knowledge or record) which materially adversely affect, or so far as it can now reasonably foresee, will materially adversely affect its ability to perform its obligations under the Agreement and, in the case of the Guarantor, under the Guarantee.

2.11 Consents and Approvals

        All consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as at the date hereof by the Borrower and the Guarantor in order to execute and deliver the Agreement and the Guarantee, as the case may be, and all agreements or instruments delivered pursuant thereto, and the consummation of the transactions contemplated hereby, have been obtained, made or taken or will have been obtained, made or taken or waived by Royal on or prior to the Closing Date.

2.12 Title

        The Borrower has good and marketable title to or the right to use all of the assets necessary for the operation of its business except for Permitted Encumbrances.

2.13 Borrower's Financial Statements Furnished

        The Borrower has furnished Royal with its most recent unaudited financial statements for the fiscal year ended December 31, 2000 and the fiscal quarter ended September 30, 2001, all such financial statements have been prepared in accordance with GAAP applied on a consistent basis, except as stated therein or in the notes thereto, the balance sheets as therein contained present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates thereof and the consolidated statements of income present fairly in all material respects the results of the operations of the Borrower and its Subsidiaries for the period indicated.

2.14 No Change in Borrower's Financial Condition

        Since September 30, 2001 there has been no material adverse change in the financial condition of the Borrower from that shown on the consolidated financial statements of the Borrower as at that date, except as disclosed to Royal, and any such change will not materially adversely affect the ability of the Borrower to perform its obligations under the Agreement.

2.15 Guarantor's Financial Status

        The Guarantor has furnished Royal with its most recent annual and quarterly consolidated financial statements, all such financial statements have been prepared in all material respects in accordance with United States Securities and Exchange Commission requirements except as stated therein or in the notes thereto, each balance sheet as therein contained presents fairly, in all material respects, the financial position of the Guarantor and its subsidiaries as at the date thereof.

2.16 No Change in Guarantor's Financial Condition

        Since the date of the most recent quarterly financial statements of the Guarantor and its Subsidiaries referred to in the preceding paragraph (a) there has been no change in the consolidated financial condition of the Guarantor and its Subsidiaries as shown on the Guarantor's balance sheet as at that date sufficient to impair the Guarantor's ability to perform its obligations under the Agreement or the Guarantee except as disclosed to Royal, and (b) the business, operations and assets of the Guarantor and its Subsidiaries on a consolidated basis have not been materially adversely affected as a result of any act or event including, without limitation, fire, explosion, casualty, flood, drought, riot, storm, condemnation, act of God, accident, labour trouble, expropriation or act of any government.

2.17 Financial Statements Not Misleading

        The consolidated financial statements referred to above or any other statement or report furnished to Royal by or on behalf of the Borrower or the Guarantor in connection with the negotiation or confirmation of the transactions contemplated herein do not contain, as at the time such statements or reports were furnished, any untrue statement of a material fact or any omission of a material fact necessary to make the statements contained therein not materially misleading, it being understood by Royal that such statements were prepared by the Guarantor and certain of them do not contain explanatory footnotes, and all such statements and reports, taken as a whole together with the Agreement do not contain any untrue statement of material fact or omit a material fact necessary to make the statements contained therein not materially misleading.

2.18 Taxes

        Each of the Borrower and the Guarantor has filed all material income tax returns which were required to be filed, paid or made provisions for payment of all material taxes (including interest and penalties) which are due and payable, and provided adequate reserves established in accordance with GAAP for the payment of any tax, the payment of which is being disputed.

2.19 Environmental Law Compliance

        The Borrower is in compliance with all Environmental Law in respect of which non-compliance would have a material adverse effect on the ability of the Borrower to perform its obligations under the Agreement.

2.20 Insurance

        Each of the Borrower and the Guarantor:

  (a)
  has insured by financially sound and reputable insurers all assets and property of a character customarily insured by Persons engaged in the same or a similar business, similarly situated, including inventory and business interruption insurance, in such amounts as are customarily insured for by such Persons, or

  (b)
  maintains a program of self-insurance, with reserves, in accordance with sound business practices.

2.21 ERISA Compliance by Guarantor

  (a)
  each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under the Section 401(a) of the Code has received a favourable determination letter from the IRS or an application for such a letter is currently being or will be processed by the IRS with respect thereto and such application is or will be within a remedial amendment period and, to the Guarantor's knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification which is not correctable without cost or at a cost that is immaterial. The Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

  (b)
  there are no pending or, to the Guarantor's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Body, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

  (c)
  (1)
  no ERISA Event has occurred within the past 12 years or is reasonably expected to occur;

  (2)
  except as specifically disclosed in Schedule D, no Pension Plan has any Unfunded Pension Liability;

  (3)
  neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA, with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

  (4)
  neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, could be reasonably expected to result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and

  (5)
  neither the Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

3.    THE CREDIT FACILITY

3.1 Establishment of the Credit Facility

        Relying on each of the representations and warranties set out in Section 2 and subject to the terms and conditions set forth herein, Royal agrees to make available to the Borrower:

  (a)
  a 364 day committed, revolving operating credit facility in the principal amount of $25,000,000 or the Equivalent Amount in U.S. Funds, and

  (b)
  a line of credit of up to $35,000,000 or the Equivalent Amount in US$ to cover Swap Termination Values and liabilities of the Borrower or, with the consent of Royal, any of its Subsidiaries in respect of EFT Transfers and PDS Services including overdrafts and cash management debts and liabilities, to be used by the Borrower (and, in the case of §3.1(b), with the consent of Royal, any Subsidiaries of the Borrower in respect of EFT Transfers and PDS Services) for its general corporate purposes which shall include the refinancing by the Borrower of its existing credit facility with Royal.

3.2  Nature of the Credit Facility

        Unless terminated earlier pursuant to §8.2 the Credit Facility shall be available to the Borrower up to the stated principal amount on a continuing and revolving basis from the Closing Date until the Maturity Date except for any and all cancellations of the available amount of the Credit Facility made pursuant to §3.27.

3.3  Extension of Maturity Date

        Royal in its sole discretion may, at the request of the Borrower, extend the Maturity Date for successive periods of 364 days. If the Borrower is desirous of extending the Maturity Date it shall so notify Royal not more than 90 days and not less than 60 days prior to the then current Maturity Date and Royal shall, within 30 days of receipt of such extension notice, advise the Borrower of its determination in response to any such request. If Royal determines that it will extend the Maturity Date for 364 days the current Maturity Date shall be extended to that date which is 364 days past the current Maturity Date. The Borrower and the Guarantor acknowledge that the rates of interest, Standby Fees, acceptance fees, EFT Transfer Fees, PDS Service Fees, Documentary Credit Fees and any other fees payable by the Borrower under the Agreement are subject to confirmation by Royal at the time of each request for an extension of the Maturity Date.

3.4  Currencies and Other Options Available Under the Credit Facility

        Subject to the provisions of the Agreement:

  (a)
  the Borrower may, at its option utilize the credit facility established pursuant to §3.1(a) by way of Canadian Advances, U.S. Advances, Documentary Credits or, if available, Eurocurrency Advances or Bankers' Acceptances, and

  (b)
  the Borrower and, with the consent of Royal, any of its Subsidiaries may, at the discretion of Royal, avail themselves of Royal's facilities in respect of EFT Transfers and PDS Services and Royal at its discretion, may make Canadian Advances or U.S. Advances available to the Borrower or, on the instructions of the Borrower, to its Subsidiaries to provide for Swap Termination Values, and cover for liabilities in respect of EFT Transfers and PDS Services. Any liabilities in respect of EFT Transfers and PDS Services including overdrafts and cash management debts and liabilities, shall be obligations under the credit facility established pursuant to §3.1(b) and shall be secured by the collateral charged under Royal's Security and otherwise be subject to the applicable provisions hereof.

3.5  Swap Contracts

        The Borrower may request that Royal enter into Swap Contracts with the Borrower from time to time. Royal may decline such request or may agree to enter into Swap Contracts provided:

  (a)
  the Borrower agrees to the terms and conditions of the current applicable Master Agreement or such other similar or standard form of agreement appropriate to the type of Swap Contract requested by the Borrower as may be required by Royal and enters into and delivers such agreement to Royal;

  (b)
  the Borrower pays all required fees in connection with a Swap Contract and indemnifies Royal against any loss, cost or expense incurred by Royal including any Swap Termination Values;

  (c)
  the Borrower indemnifies Royal against any loss, cost or expense suffered or incurred by Royal as a result of acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with persons reasonably believed by Royal to have been acting on the Borrower's behalf;

  (d)
  the Borrower agrees that if there is any inconsistency at any time between the terms of the Agreement and any Master Agreement, the terms of such Master Agreement shall prevail.

3.6  Interest on Advances Under the Credit Facility

        The Borrower shall pay to Royal at its Branch of Account interest on Advances from Royal at the rates determined by reference to the pricing formula set forth in Schedule A. Interest shall be calculated and paid as follows:

  (a)
  Canadian Advances shall bear interest in Canadian Funds, which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 365 days and for actual days elapsed and shall be payable and compounded monthly in arrears on the 20th day of each month or such other date as may be agreed to by the Borrower and Royal;

  (b)
  U.S. Advances shall bear interest payable in U.S. Funds, which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 365 days and for actual days elapsed and shall be payable and compounded monthly in arrears on the 20th day of each month or such other date as may be agreed to by the Borrower and Royal;

  (c)
  Eurocurrency Advances shall bear interest in U.S. Funds, which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 360 days and for actual days elapsed and shall be payable as set forth in §3.15 hereof.

3.7  Interest and Fee Rate Adjustments

        Adjustments to rates of interest and the acceptance fees prescribed in §3.6 and §4.11 respectively and the Standby Fees and Documentary Credit Fees prescribed in §3.28 and §3.31 respectively resulting from changes, if any, to the Ratings shall be effective and payable from and including the Interest and Fee Rate Adjustment Date. The Borrower agrees to pay to Royal and Royal agrees to repay to the Borrower the amount resulting from an adjustment of Schedule A rates and fees in respect of Bankers' Acceptance, Documentary Credits and Eurocurrency Advances resulting from a Rating Change prior to the maturity of such Borrowing Options. The Borrower will pay interest, acceptance fees, Standby Fees, Documentary Credit Fees and other fees from the Closing Date until the first Interest and Fee Rate Adjustment Date determined by reference to a BB/Ba2 or higher Rating.

3.8  Interest on Eurocurrency Advances Spanning More Than One Applicable Interest Rate

        If the Borrower takes a Eurocurrency Advance under the Credit Facility before the date of an increase or decrease in a percentage rate of interest to be added to the London Interbank Offered Rate to be paid on Eurocurrency Advances under the Credit Facility, which Eurocurrency Advance matures after the date of the said increase or decrease in the rate of interest, the rates of interest for the Eurocurrency Interest Period of the said Eurocurrency Advance shall be calculated by using the interest rates applicable from time to time for the number of days the Eurocurrency Advance is outstanding during the respective interest rate periods.

3.9  Interest Act of Canada

        For the purpose of the Interest Act of Canada, the yearly rate of interest to which interest calculated on the basis of a year of 360 or 365 days is equivalent, is the rate of interest determined as herein provided multiplied by the number of days in such year divided by 360 or 365, as the case may be.

3.10 Manner of Making Advances

        Advances under the Credit Facility (other than deemed advances in relation to Bankers' Acceptances and Documentary Credits) shall be disbursed to the Borrower by Royal crediting the account maintained by the Borrower at its Branch of Account or elsewhere as may be agreed to between the Borrower and Royal.

3.11 Amounts and Notice for Canadian Advances and U.S. Advances

        One Business Day's notice to Royal is required from the Borrower of its intention to take a Canadian Advance or a U.S. Advance which advances shall be for minimum amounts of $100,000 or US$100,000, as the case may be.

3.12 Notice for Eurocurrency Advances

        The Borrower shall give the following prior irrevocable notice to Royal before the time stipulated in §3.18 of its intention to take Eurocurrency Advances:

  (a)
  for Eurocurrency Advances for aggregate amounts of less than US$10,000,000 no notice prior to the Interest Determination Date is required;

  (b)
  at least two Banking Days' notice prior to the Interest Determination Date is required in the case of Eurocurrency Advances for aggregate amounts of US$10,000,000 or more.

3.13 Eurocurrency Notice Particulars

        Each notice under §3.12 shall specify:

  (a)
  the amount of each Eurocurrency Advance requested by the Borrower, which shall be in minimum amounts of US$1,000,000;

  (b)
  the Drawdown Date; and

  (c)
  the Eurocurrency Interest Period for which the London Interbank Offered Rate is to be applied.

        Unless Royal is unable to make a Eurocurrency Advance because funds are not available to it or it determines not to make a Eurocurrency Advance pursuant to §3.33, it shall make the requested Eurocurrency Advance in accordance with the notice requesting such advance and shall advise the Borrower on the Interest Determination Date of the London Interbank Offered Rate.

3.14 Conversions of Borrowings under §3.1(a)

        The Borrower may, upon giving notice to Royal of its intention to effect a conversion, convert all or any portion of its Borrowings under the credit facility established pursuant to §3.1(a) from one Borrowing Option to another Borrowing Option, provided that:

  (a)
  Borrowings in Canadian Funds plus the Equivalent Amount in Canadian Funds of Borrowings in U.S. Funds after a conversion do not exceed the amount available under §3.1(a) of the credit facility;

  (b)
  a conversion involving Eurocurrency Funds is in a minimum amount of US$1,000,000 and a conversion involving Bankers' Acceptances is in a minimum amount of $500,000 or any greater amount in whole multiples of $100,000;

  (c)
  a Eurocurrency Advance may be converted only on its Eurocurrency Maturity Date (unless Royal has agreed to a conversion prior to such date and the Borrower has paid the Compensation Amount determined by Royal and advised to the Borrower) and if the Borrower fails to notify Royal as to conversion or renewal of a maturing Eurocurrency Advance as required hereunder it shall be deemed for all purposes to be a U.S. Advance on its Eurocurrency Maturity Date;

  (d)
  the Borrower shall not be entitled to convert to Eurocurrency Funds unless such Eurocurrency Funds are available in accordance with §3.22;

  (e)
  any Bankers' Acceptance may be converted only on the maturity date thereof and provided the Borrower gives Royal the same notice of request for conversion as specified in §4.3;

  (f)
  the Borrower shall give Royal notice for conversion of all or a portion of its Borrowings, which notice shall be governed by the same terms established for requests for advances under §3.11 and §3.12, and shall specify:

  (1)
  the amount of Borrowings to be converted;

  (2)
  the Drawdown Date;

  (3)
  the Borrowing Option sought by the Borrower and, if the Borrowing Option sought is Eurocurrency Advances, the Eurocurrency Interest Period together with the Drawdown Date, and, if the Borrowing Option sought is Canadian Advances whether the conversion is to Bankers' Acceptances and if so, the number of days to maturity of the Bankers' Acceptances;
  (g)
  if the conversion is from one currency to a different currency, the Borrower shall have repaid or shall, at the time of conversion, contemporaneously repay to Royal the full amount advanced under the Borrowing Option being converted. Any such repayment shall be in the currency of the Advance being repaid;

  (h)
  no requested conversion would, on the date a conversion is requested, result in Borrowings under the credit facility established pursuant to §3.1(a) exceeding the amount available under §3.1(a) of the credit facility.

        Subject to the foregoing, including the availability of Eurocurrency Funds, if the conversion request referred to in §3.14(f) specifies a conversion into Eurocurrency Funds, Royal shall make the requested Eurocurrency Advance in accordance with the conversion request.

3.15 Payment of Interest on Eurocurrency Advances

        Interest on a Eurocurrency Advance for a Eurocurrency Interest Period of three months or less shall be paid on the Eurocurrency Maturity Date. If a Eurocurrency Interest Period exceeds three months, interest shall be paid every three months (not in advance) during the Eurocurrency Interest Period, until the Eurocurrency Maturity Date, upon which date the balance of interest thereon shall be paid.

3.16 Default Interest

        Default interest payable in the currency of the amount which is overdue shall be paid on all interest, fees and other amounts payable hereunder which are overdue. Default interest with respect to interest, fees and other amounts payable in Canadian Funds shall be at the Prime Rate and with respect to interest, fees and other amounts payable in U.S. Funds shall be at the U.S. Base Rate, as the case may be. Default interest on overdue interest, fees and other amounts shall be compounded monthly and shall be paid on demand both before and after maturity, default and judgement. Default interest shall be computed from and including the date interest, fees or any other amounts payable pursuant to the Agreement become due and shall be paid for so long as such amount or amounts remains unpaid.

3.17 Indemnity for Out-of-Pocket Expenses

        The Borrower agrees to indemnify Royal against any out-of-pocket loss or expense which it may sustain or incur as a consequence of the Borrower's failure to effect, repay or prepay a Borrowing as specified in any notice of Borrowing delivered by the Borrower pursuant to the Agreement.

3.18 Effective Time for Section 3 Notices

        For the purposes of Section 3 and §4.3 of the Agreement, notices from the Borrower to Royal must be received by Royal prior to 9:00 a.m. local time at Vancouver, British Columbia to be effective on the date on which they are given. Notices received after that local time will take effect from the next Banking Day or Business Day, as the case may be.

3.19 Increased Costs

        Subject to §3.21, if, after the Closing Date, the implementation or introduction of or any change in any applicable law, regulation, treaty, or official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law), or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, or if compliance by Royal with any request from any central bank or other fiscal, monetary, or other authority (whether or not having the force of law):

  (a)
  subjects Royal to any tax, changes the basis of taxation of payments due to Royal or increases any existing tax, on payments of principal, interest, or other amounts payable by the Borrower to Royal under the Agreement (except for taxes on the overall net income of Royal imposed by the jurisdiction in which it is incorporated or resident or from which it is acting for the purposes of the Agreement, and except for taxes on Royal's capital or other similar taxes);

  (b)
  imposes, modifies, or deems applicable any reserve, special deposit, capital adequacy, regulatory, or similar requirement (including a requirement which affects Royal's allocation of capital resources) against assets or liabilities held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans or commitments to fund loans or obligations concerning any Bankers' Acceptances accepted by Royal, or

  (c)
  imposes on Royal any other condition with respect to the Agreement,

and the result of (a), (b) or (c) is, in the reasonable determination of Royal acting in good faith, to increase the cost to Royal or to reduce the income receivable by Royal in respect of a Borrowing or Standby Fees payable, or to reduce the rate of return on the overall capital of Royal, the Borrower shall, upon receipt of a certificate from Royal as described below ("Certificate"), pay to Royal that amount which compensates Royal for such additional cost, reduction in income or rate of return ("Additional Amount") from the date of the Certificate. The Borrower will pay the Additional Amount on the next following 20th day of the month and on the 20th day of each month thereafter until the earlier of (a) the date on which the Additional Amount has been paid in full, and (b) the date on which the Borrower has repaid and/or converted all Borrowings with respect to which a Certificate has been delivered. Royal shall deliver a Certificate to the Borrower which shall set forth the amount of the Additional Amount and the basis for its calculation which will, in the absence of manifest or demonstrable error, be conclusive evidence of the amount of the Additional Amount. Royal will use its reasonable efforts to reduce the amount of the Additional Amount payable hereunder provided that Royal will have no obligation to expend its own funds, to suffer any economic hardship or to take any action detrimental to its interest in connection therewith.

3.20 Borrower's Option on Receipt of an Increased Costs Certificate

        If Royal delivers the Certificate and the Borrower has paid the Additional Amount required to be paid by the Certificate in accordance with the Certificate, then, with respect to Canadian Advances or U.S. Advances, at any time thereafter, and, with respect to Eurocurrency Advances or Bankers' Acceptances, on the maturity thereof, and in all cases, with two Business Days' prior written irrevocable notice to Royal, the Borrower may:

  (a)
  within 60 days, prepay in full without bonus or penalty all Borrowings, with respect to which a Certificate has been delivered, interest, fees and other amounts payable hereunder in connection with such Borrowings, or

  (b)
  convert those Borrowings with respect to which the Certificate has been delivered to another basis of Borrowing in accordance with the Agreement.

3.21 Increased Costs Limitation

        Royal agrees that:

  (a)
  the increased costs payable by the Borrower pursuant to §3.19 or §4.14 shall not include:

  (1)
  those resulting from any law, regulation, treaty, or official directive or regulatory requirement or amendments thereto of which Royal had knowledge prior to the Closing Date,

  (2)
  any tax, penalty or other charges payable by Royal due to its failure to pay or delay in paying any amount required to be paid by it referred to in §3.19(a) or §4.14;

  (b)
  it will not charge the Borrower for any increased costs payable by it referred to in §3.19 or §4.14 if it is not at the same time passing similar costs on to substantially all of its customers to whom Royal is, by agreement, entitled to pass on such costs;

  (c)
  it will use all reasonable efforts to minimize amounts payable by the Borrower hereunder including all reasonable efforts to obtain refunds or credits.

3.22 Eurocurrency Funds Not Available

        Eurocurrency Advances shall be made hereunder to the extent that Eurocurrency Funds are readily and lawfully available to Royal on the dates upon which the Borrower requests Eurocurrency Advances for the Eurocurrency Interest Periods and in the amounts requested.

3.23 Payment of Compensation Amount

        If the Borrower prepays, repays or converts a Eurocurrency Advance or if pursuant to §8.2 Royal converts a Eurocurrency Advance on a date earlier than the Eurocurrency Maturity Date, the Borrower shall forthwith pay to Royal the Compensation Amount.

3.24 Borrower's Right to Revolve the Credit Facility

        In addition to the Borrower's right to cancel the available amount of the Credit Facility pursuant to §3.27 the Borrower may from time to time reduce its Borrowings by making repayments to Royal which the Borrower may re-borrow subject to the terms of the Agreement, provided that:

  (a)
  repayments and re-borrowings of Canadian Advances, U.S. Advances or Eurocurrency Advances, as the case may be, shall be in the same minimum amounts and whole multiples as prescribed for a Borrowing;

  (b)
  repayments and re-borrowings of Eurocurrency Advances may only be made on the Eurocurrency Maturity Date of the Eurocurrency Advance being repaid unless the Borrower pays the Compensation Amount as contemplated in §3.23;

  (c)
  the Borrower gives to Royal the same prior irrevocable notice prior to a proposed repayment date that it is required to give pursuant to §3.11 in relation to a requested Drawdown Date for taking a Canadian Advance or U.S. Advance, as the case may be.

3.25 Repayment of Credit Facility

        On the Maturity Date the Borrower shall repay to Royal the whole of the outstanding amount of the Credit Facility together with interest, fees and other amounts due hereunder to such date including the Face Amounts of all Bankers' Acceptances and the amounts of all Guarantee Letters, Letters of Credit or Eurocurrency Advances issued pursuant to the Agreement which have not matured or expired.

3.26 Currency of All Payments

        All repayments made by the Borrower pursuant to the Agreement shall be made in the currency of the advance being repaid. The Borrower may designate whether repayments are to be applied to Canadian Advances, U.S. Advances, Eurocurrency Advances or Bankers' Acceptances. Repayments may be applied to a Bankers' Acceptance only to the extent that the repayment is to be made on a date on which a Bankers' Acceptance becomes due and is in an amount equal to the amount of the Bankers' Acceptance then due. Repayments may be applied to Eurocurrency Advances only:

  (a)
  if such repayment is made on the Eurocurrency Maturity Date for the Eurocurrency Advance repaid, or

  (b)
  if such repayment is made on a date other than the Eurocurrency Maturity Date for the Eurocurrency Advance which is in effect being prepaid, if the Borrower pays the Compensation Amount as provided in §3.23.

3.27 Borrower's Right to Cancel Available Amount of Credit Facility

        If the Borrower delivers to Royal three Business Days' prior irrevocable notice, the Borrower may, without penalty, cancel the available amount of the Credit Facility or a portion thereof in minimum increments of $1,000,000 or any greater amount in whole multiples of $100,000. Such cancellation shall be effective on the later of the effective Business Day set out in such notice and the third Business Day after such notice. No cancellation under this §3.27 shall be effective in respect of any portion of the Credit Facility which has been advanced or utilized until such advance or utilization has been repaid or reduced and all interest and fees accruing thereon have been paid. Any such amount so cancelled shall permanently reduce the available amount of the Credit Facility thereafter available for Borrowings by a like amount.

3.28 Standby Fees

        Subject to §3.29, the Borrower shall pay to Royal a Standby Fee on the amount of the Credit Facility established pursuant to §3.1(a) not utilized by the Borrower from and including the Closing Date to and including the Maturity Date. In determining the amount of the Credit Facility established pursuant to §3.1(a) not utilized by the Borrower, advances of U.S. Funds shall be deemed to be the Equivalent Amount thereof in Canadian Funds. The Standby Fee shall be paid in Canadian Funds calculated on a daily basis and shall be at the rates for Standby Fees set forth in Schedule A (computed on the basis of a year of 365 days), accruing from and including the Closing Date. Standby Fees, adjusted to reflect any change in the Ratings for the immediately preceding fiscal quarter, shall be paid quarterly, in arrears, commencing on January 1, 2002 and thereafter on the first Business Day of each ensuing third month until the Maturity Date on which the Credit Facility is repaid by the Borrower at which time the Borrower will pay to Royal all accrued and unpaid Standby Fees.

3.29 Standby Fees Waived

        If Royal terminates its obligations to make advances pursuant to §8.2(a) the Borrower shall cease to be obligated to pay Standby Fees from the Business Day next following the effective date of such termination.

3.30 Arrangement Fee

        The Borrower shall pay to Royal an arrangement fee of $93,750 on the Closing Date.

3.31 Documentary Credits

        Royal may permit the Borrower to utilize the Credit Facility to obtain from it Letters of Credit and Guarantee Letters in Canadian Funds or U.S. Funds provided that:

  (a)
  if a Letter of Credit or Guarantee Letter is issued by Royal for the account of the Borrower, the amount, determined in Canadian Funds, of the face amount of such Letter of Credit or Guarantee Letter shall, for the purpose of calculating the available amount of the Credit Facility for use by the Borrower, be deemed to be a utilization by the Borrower of the Credit Facility for the amount of and for the term of such Letter of Credit or Guarantee Letter;
  (b)
  the Borrower will pay to Royal its Documentary Credit Fee determined by reference to the pricing formula for Documentary Credits set forth in Schedule A determined as a percentage per annum of the face amount determined in Canadian Funds, U.S. Funds, as the case may be, of Documentary Credits issued by Royal. Documentary Credit Fees shall be calculated on the basis of the number of days a particular Documentary Credit will be outstanding and shall be paid by the Borrower in Canadian Funds on Documentary Credits denominated in Canadian Funds and in U.S. Funds on Documentary Credits denominated in U.S. Funds. Documentary Credit Fees shall be paid in advance for the first three months or less and thereafter every three months or such lesser period;
  (c)
  the Borrower will execute and deliver to Royal or confirm its prior execution and delivery to Royal of Royal's standard form of application and agreement concerning Letters of Credit and Guarantee Letters and the Borrower agrees to comply therewith and be bound thereby. If any of the terms of Royal's standard form of application and agreement conflict with the Agreement, the terms of the Agreement shall prevail;
  (d)
  all other reasonable out-of-pocket disbursements and costs incurred by Royal in relation to the issuance of or payment pursuant to any Letter of Credit or Guarantee Letter issued on behalf of the Borrower shall be repaid to Royal by advances under the Credit Facility if such funds are available thereunder and, if not available thereunder, shall be repaid upon demand to the Borrower from Royal;

  (e)
  Documentary Credits shall be for maximum periods of one year (unless otherwise agreed by Royal) and shall not mature on a date which is beyond the Maturity Date.

        Royal shall pay on each Documentary Credit in accordance with its terms, whereupon the amount of such payment shall be deemed for all purposes to be a Canadian Advance or, in the case of Documentary Credits denominated U.S. Funds, a U.S. Advance, as the case may be. The Borrower acknowledges to Royal that Royal has the sole discretion to refuse to make Documentary Credits available to the Borrower.

3.32 Evidence of Indebtedness

        Royal shall open and maintain on its books at its Branch of Account, accounts and records evidencing Borrowings and other amounts owing by the Borrower to Royal under the Agreement. Royal shall record therein the amount of each Borrowing made available by way of Canadian Advances, U.S. Advances or Eurocurrency Advances and each payment of principal and interest on account thereof and shall record Documentary Credits and Bankers' Acceptances issued, accepted, purchased and cancelled by it and all other amounts becoming due to it under the Agreement including interest, acceptance fees, Documentary Credit Fees, Standby Fees and other fees and amounts and all payments on account thereof. Such accounts and records maintained by Royal shall constitute, in the absence of manifest or demonstrable error, prima facie evidence of the indebtedness of the Borrower to Royal pursuant to the Agreement, the date Royal made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of principal and interest on the Borrowings, acceptance fees, Documentary Credit Fees, Standby Fees and other fees and amounts payable pursuant to the Agreement and all other amounts owing hereunder.

3.33 Substitute Basis of Borrowing for Eurocurrency Advances

        If Royal determines, acting reasonably, (which determination shall be final, conclusive, and binding upon the Borrower) that:

  (a)
  adequate and fair means do not exist for ascertaining the rate of interest on a Eurocurrency Advance;
  (b)
  the cost to Royal of making, funding, or maintaining Eurocurrency Advances does not accurately reflect the effective cost to it thereof or that the costs to it are increased or the income receivable by it is reduced in respect of a Eurocurrency Advance;
  (c)
  the making or the rollover of any Eurocurrency Advance or a portion of any Eurocurrency Advance by it has become impracticable by reason of circumstances which materially and adversely affect the London interbank market, or
  (d)
  deposits in U.S. dollars are not available to it in the London interbank market in sufficient amounts in the ordinary course of business during the applicable Eurocurrency Interest Period for it to make, fund, or maintain the Eurocurrency Advance during such Eurocurrency Interest Period, then Royal may promptly notify the Borrower in writing of such determination setting forth the basis of its determination and shall not thereafter be obligated to provide such Eurocurrency Advance. The Borrower shall, within ten days of receipt of notice of Royal's determination, notify Royal as to the substitute basis of Borrowing available under the Agreement which it has selected for such Eurocurrency Advance. If the Borrower has not so notified Royal, such Eurocurrency Advance shall automatically be converted to a U.S. Advance for all purposes under the Agreement at the Eurocurrency Maturity Date or the Drawdown Date, as the case may be.

3.34 Illegality for Eurocurrency Advances

        If the introduction of or any change in applicable law, regulation, treaty, or official directive, or regulatory requirement (whether or not having the force of law), or the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, or if a judicial decision is rendered, which now or hereafter makes it unlawful, or prohibited for Royal (as determined by Royal in its sole and absolute discretion, acting reasonably) to make, fund, or maintain any Eurocurrency Advance or any portion thereof or to perform its obligations with respect to Eurocurrency Advances under the Agreement, Royal may, by written notice to the Borrower, suspend its obligations under the Agreement with respect to such Eurocurrency Advance affected by such illegality or prohibition for the duration of the period of such illegality or prohibition and the Borrower shall repay such Eurocurrency Advance forthwith (or at the end of such period as Royal in its sole and absolute discretion, acting reasonably, may determine), together with all accrued but unpaid interest, fees, costs and Compensation Amount as may be applicable to the date of payment or the Borrower may convert, without novation, such Borrowings or a portion thereof together with accrued interest to the date of conversion (or without such accrued interest if the Borrower elects to pay the same to Royal) into such other form or forms of Borrowings as the Borrower may request by not more than two Banking Days notice to Royal. For the period from the date of such notice until the Borrower elects to convert to another form or forms of Borrowing, the Borrowing affected by such illegality or prohibition shall, if not repaid, be converted into a U.S. Advance and thereafter Royal shall, if such illegality affects then outstanding Eurocurrency Advances, be obligated to extend its Eurocurrency Advances in such other Borrowing Options as the Borrower may request.

3.35 Exchange Rate Fluctuations

        If, due to exchange rate fluctuations or for any other reason, Borrowings calculated by Royal on the first Business Day of each month are in excess of the available amount of the Credit Facility, the Borrower shall, if so requested by Royal, within three Business Days of such request, provide to Royal full cash collateral in the amount of such excess or otherwise repay a portion of Borrowings in an amount equal to or greater than such excess. The rate of exchange to determine the amount of such excess shall be the Spot Buying Rate.

3.36 Determination of Available Amount of the Credit Facility

        The available amount of the Credit Facility shall always be determined in Canadian Funds with Borrowings by way of U.S. Advances or Eurocurrency Advances converted to Canadian Funds by determining the Equivalent Amount of any such U.S. Advances or Eurocurrency Advances.

4.    BANKERS' ACCEPTANCES

4.1 Issuing Bankers' Acceptances

        Subject to §4.3, and provided the Borrower has not been notified by Royal by at least one Business Day preceding the proposed date for issuance of a Bankers' Acceptance that Royal, because general market conditions have caused it to become impracticable to accept Drafts, is no longer accepting Drafts in the ordinary course of its business, the Borrower may utilize the Credit Facility by issuing Bankers' Acceptances. Each Bankers' Acceptance accepted by Royal shall be deemed to be a utilization of the Credit Facility for the term of such Bankers' Acceptance in an amount equal to the Face Amount.

4.2  Calculation of Borrowings

        For the purposes of the Agreement, the Face Amount of a Bankers' Acceptance shall be used when calculations are made to determine the amount of Borrowings.

4.3  Notice

        The Borrower shall give Royal the following irrevocable notice prior to presenting its Drafts for acceptance:

  (a)
  prior to 9:00 a.m. local time at Vancouver, British Columbia on the Business Day of presentation for Bankers' Acceptances aggregating less than $10,000,000;
  (b)
  prior to 9:00 a.m. local time at Vancouver, British Columbia two Business Days immediately preceding the Business Day of presentation for Bankers' Acceptances aggregating $10,000,000 or more.

        The Borrower shall also notify Royal by giving the same amount of prior notice of the method it proposes for payment of Bankers' Acceptances on maturity as set out in §4.9.

4.4  Form of Undertaking

        The Borrower shall execute and deliver to Royal its form of undertaking in respect of Bankers' Acceptances and, to the extent any such authorization or undertaking is not inconsistent with the provisions of the Agreement, agrees to comply therewith. All Drafts presented by the Borrower for acceptance pursuant to §4.1 shall be drawn on Royal's prescribed forms.

4.5  Power of Attorney Respecting Bankers' Acceptances

        In order to facilitate the issuance of Bankers' Acceptances, the Borrower authorizes Royal and for this purpose appoints Royal its lawful attorney, to complete, sign and endorse Drafts issued in accordance with §4.1 on its behalf in handwritten or by facsimile or mechanical signature or otherwise and, once so completed, signed and endorsed, and following acceptance of them as Bankers' Acceptances under the Agreement, to purchase, discount or negotiate such Bankers' Acceptances in accordance with the provisions of Part 4 of the Agreement. Drafts so completed, signed, endorsed and negotiated on behalf of the Borrower by Royal shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower.

4.6  Negotiation and Purchase of Drafts

        Royal shall negotiate Drafts as prescribed by the DBNA and shall fund or discount Bankers' Acceptances and may purchase the same for its own account, by remitting the determined amount of Discount Proceeds to the Borrower. The Discount Proceeds shall be remitted in immediately available funds to the Branch of Account on or before 10:00 a.m. local time Vancouver, British Columbia on the applicable Drawdown Date.

4.7  Issuance and Maturity

        Each Bankers' Acceptance shall be issued and shall mature on a Business Day.

4.8  Failure to Provide Notice

        If the Borrower fails to provide to Royal the notice required by §4.3 or, having given notice of its intention to present a Draft for acceptance or to convert from or to Bankers' Acceptances, fails to act in accordance with such notice, then Royal may, in its discretion, decline to accept Bankers' Acceptances presented without notice or not in accordance with the notice provided.

4.9  Payment to Borrower

        Subject to the notice of method of payment of maturing Bankers' Acceptances referenced by §4.3 the Borrower shall provide payment for each Bankers' Acceptance issued by it by payment to Royal of the Face Amount thereof by 10:00 a.m. local time at Vancouver, British Columbia on the maturity date of the Bankers' Acceptance at its Branch of Account. If the Borrower fails to provide payment to Royal of an amount equal to the Face Amount of a Bankers' Acceptance on its maturity, then Royal shall pay the Face Amount of such Bankers' Acceptance which payment shall be determined for all purposes to be a Canadian Advance.

4.10 No Days of Grace

        The Borrower shall not claim from Royal any days of grace for the payment at maturity of any Bankers' Acceptances.

4.11 Acceptance Fees

        As an acceptance fee for the acceptance by Royal of the Borrower's Drafts against the Credit Facility the Borrower shall pay in advance to Royal at or prior to the time of such acceptance an acceptance fee at the applicable rate set forth in Schedule A. Acceptance fees shall be calculated in relation to the Face Amount of each Bankers' Acceptance and on the basis of the number of days from and including the date of acceptance to and including the day immediately preceding the date of maturity. Acceptance fees payable from the Closing Date until the first Interest and Fee Rate Adjustment Date shall be determined by reference to the BB/Ba2 or higher Rating.

4.12 Calculation of Acceptance Fees

        Acceptance fees shall be computed on the basis of a year of 365 days and shall be adjusted from time to time in accordance with §3.7.

4.13 Change of Acceptance Fee During Term of Bankers' Acceptance

        In the event of the acceptance by Royal of a Bankers' Acceptance before the date of a change of the rates for acceptance fees as set forth in Schedule A which Bankers' Acceptance matures or becomes due and payable after such date, the acceptance fee shall be calculated by using the applicable rates for Bankers' Acceptances for the number of days the Bankers' Acceptance is outstanding during the fee period. Adjustments and payments, if any, to the rates of acceptance fees resulting from the application of this §4.13 shall be made and paid, as the case may be, in accordance with §3.7.

4.14 Increased Costs

        If at any time any reserve requirement in respect of Bankers' Acceptances is imposed upon Royal by any Canadian governmental regulatory authority which results in an increase in the net cost to Royal of maintaining the Bankers' Acceptances outstanding and Royal has not claimed an Additional Amount from the Borrower pursuant to §3.19 in relation to outstanding Bankers' Acceptances it shall have the right, subject to §3.21 to adjust the amount of the acceptance fee as necessary to compensate it for such cost increase, and the Borrower shall pay to Royal the amount of any such adjustment upon receipt of written notice thereof from Royal, which notice shall include details of Royal's calculations of the effect of such reserve requirements on its acceptance fees. The Borrower shall have the right to review the accuracy of such calculations.

4.15 DBNA

        The Borrower agrees with Royal that all Drafts will conform with the required characteristics of a "depository bill" as described in §4 of the DBNA. It is the intention of Royal that the amended Drafts (if requested) shall be deposited with a "clearing house" as defined in the DBNA. Royal, in consultation with the Borrower, shall establish and notify the Borrower of the procedures, consistent with the terms of the Agreement and the DBNA as are reasonably necessary to accomplish Royal's said intention including amendments to Drafts, by:

  (a)
  inserting a phrase in the Drafts held by Royal to the effect that the Bankers' Acceptance is issued pursuant to the DBNA;

  (b)
  removing any reference to authorization of a Bankers' Acceptance, and

  (c)
  removing any reference to bearer.

4.16 Maturity Date Restriction

        No Bankers' Acceptance issued under the Credit Facility shall mature on a date which is beyond the current Maturity Date.

5.    SECURITY FOR BORROWINGS

5.1 Security for Borrowings

        As general and continuing security for the performance of all obligations of the Borrower hereunder and the prompt payment when due by the Borrower of Borrowings under the Credit Facility and interest thereon and all other money for the time being and from time to time owing by the Borrower hereunder, including Standby Fees, Documentary Credit Fees and other fees, default interest, fees for Swap Contracts, Swap Termination Values, fees and liabilities in respect of EFT Transfers and PDS Services, the Borrower shall, subject to the provisions of this Agreement, execute and deliver, or cause to be executed and delivered to Royal the following:

  (a)
  the Security Agreement;

  (b)
  the Section 427 Security;

  (c)
  the Borrower Subsidiaries' Guarantees;

  (d)
  the Borrower Subsidiaries' Security Agreements;

  (e)
  the Subordination Agreement;

  (f)
  the Borrower Guarantees; and

  (g)
  the Guarantee.

5.2  Conflict Between the Agreement and Royal's Security

        Except for the choice of law provisions in the Guarantee and those provisions in Royal's Security describing the collateral over which security is taken or which allow for dispositions of such collateral free from such security, which shall prevail, if there is any discrepancy or inconsistency between the terms of the Agreement and the terms of Royal's Security the terms of the Agreement shall prevail. Royal acknowledges and agrees that, notwithstanding anything to the contrary herein or in any other document, Royal shall have no security interest in or other interest in or any rights or remedies with respect to, and waives and releases any such security interest or other interest it might otherwise have in:

  (a)
  any of the assets of the Guarantor described in Schedule "B" to the Security Agreement or in Schedule "B" to either of the Borrower Subsidiaries' Security Agreements or in Schedule "A" to the Assignment under the Section 427 Security ("Receivables Assets"); and

  (b)
  any inventory (within the meaning of the term "Inventory" as used in such security agreements) or property (within the meaning of such term as used in the Section 427 Security) and related property and assets the sale or transfer of which gave rise to any Receivables Assets.

5.3  Restrictions on Demanding Payment

        Notwithstanding that the Guarantee, the Borrower Subsidiaries' Guarantees and the Borrower Guarantees are expressed to be payable on demand, Royal will not demand payment thereof except after an Event of Default.

6.    CREDIT FACILITY CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Borrowings

        Royal shall not be obliged to make an initial advance of the Credit Facility or to accept an initial Draft presented by the Borrower pursuant to Section 4 of the Agreement, whichever shall first occur unless, on the Closing Date, all representations and warranties contained in Section 2 are true and correct, no Event of Default has occurred and is continuing and upon each of the following conditions being satisfied:

  (a)
  delivery by the Borrower to Royal of the following:

  (1)
  duly executed copies of the Agreement together with all documents which the Borrower has covenanted to deliver under the Agreement and any other documents or instruments as in the opinion of counsel for Royal are reasonably necessary or appropriate to render effective the Agreement;

  (2)
  a certificate of good standing for the Borrower from the Office of the British Columbia Registrar of Companies;

  (3)
  a certified copy of a resolution or resolutions of the board of directors of the Borrower or a duly constituted and authorized committee of the board of directors of the Borrower authorizing the Borrower to execute, deliver and perform its obligations under the Agreement and Royal's Security and the instruments, agreements, certificates, papers and other documents contemplated herein and therein and the manner in which and by whom the foregoing documents are to be executed and delivered;

  (4)
  an incumbency certificate of the Borrower setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement and Royal's

      Security and the instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

    (5)
    satisfactory evidence concerning those policies of insurance of the Borrower insuring Inventory of the Borrower and its Material Canadian Subsidiaries and Royal shall be satisfied as to the amounts, terms and coverage provided thereby;

    (6)
    a certificate signed by the Chief Financial Officer or other responsible person certifying:

    (A)
    that the Guarantor is not in default under the Guarantor Credit Agreement;

    (B)
    there is no material litigation pending or threatened against the Borrower other than as disclosed in the September 30, 2001 quarterly report;

    (C)
    there has been no material adverse change in the financial conditions and operations of Guarantor or any of its Subsidiaries since the date of the Guarantor's most recent financial statements referred to in §2.15 of the Agreement;

    (7)
    a favourable opinion of counsel for the Borrower (in form and content satisfactory to the solicitors for Royal) to the effect that:

    (A)
    the Borrower and each of the Borrower Subsidiaries validly exists as a company under the British Columbia Company Act and is, according to the records of the office of the Registrar of Companies for the Province of British Columbia, in good standing with respect to the filing of its annual reports;

    (B)
    the Borrower and each of the Borrower Subsidiaries have the corporate power and capacity to borrow money and grant security therefore in the manner contemplated by the Agreement and Royal's Security and to enter into, observe and perform the terms and obligations on its part to be observed and performed under the Agreement and Royal's Security;

    (C)
    the Borrower has duly authorized, executed and delivered the Agreement and that Royal's Security to which it is a party and each of the Borrower Subsidiaries have duly authorized, executed and delivered that Royal's Security to which it is a party, the Agreement and such Royal's Security constitute valid, binding and enforceable obligations of the Borrower and the Borrower Subsidiaries (as applicable) in accordance with its terms, save as enforcement may be limited by:

    (i)
    applicable bankruptcy, insolvency, moratorium or reorganization or other laws affecting creditors' rights generally;

    (ii)
    the unavailability of equitable remedies such as the remedy of specific performance and injunction in any particular instance;

    (iii)
    the inability of the Courts of Canada to give judgement for payment in foreign currencies; and

    (iv)
    such other qualifications and limitations as counsel for Royal may accept acting reasonably;

    (D)
    so far as they are aware in their capacity as counsel for the Borrower in respect of this transaction, there are no actions, proceedings or investigations pending or threatened against the Borrower which question the validity of the Agreement or Royal's Security or the validity of any act to be taken pursuant thereto, and, in addition, dealing with such other matters incidental to the transactions contemplated by the Agreement as Royal may reasonably and properly require;

    (8)
    an opinion of Messrs. Bull, Housser & Tupper, counsel for Royal (in form and content satisfactory to Royal but subject to the usual assumptions and qualifications) to the effect that the Agreement and Royal's Security have been executed by all parties thereto and delivered to Royal and that such items of Royal's Security which require registration or filing have been registered or filed in all places and offices in British Columbia and elsewhere (as may be determined by counsel for Royal) where such registration or filing is necessary;

  (b)
  delivery by the Guarantor to Royal of the following:

  (1)
  the duly executed Guarantee and Subordination Agreement;

  (2)
  a certificate of good standing for the Guarantor;

  (3)
  a certified copy of a resolution or resolutions of the Guarantor's board of directors or a duly constituted and authorized committee of the Guarantor's board of directors authorizing the Guarantor to execute, deliver and perform its obligations under the Agreement and the instruments, agreements, certificates, papers and other documents contemplated herein, including the Guarantee and the Subordination Agreement and the manner in which and by whom the foregoing documents are to be executed and delivered;

  (4)
  an incumbency certificate of the Guarantor setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement, the Guarantee, the Subordination Agreement and the other instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

  (5)
  a favourable opinion of counsel for the Guarantor (in form and content satisfactory to the solicitors for Royal) substantially to the effect that:

  (A)
  the Guarantor is a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., and is in good standing in that jurisdiction;

  (B)
  the Guarantor has all requisite corporate power and capacity to guarantee the obligations of the Borrower, to enter into, observe and perform its obligations under the Agreement, the Guarantee and the Subordination Agreement;

  (C)
  the Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Agreement, the Guarantee and the Subordination Agreement;

  (D)
  each of the Agreement, the Guarantee and the Subordination Agreement has been duly authorized, executed and delivered by the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its respective terms, save as enforceability may be limited by:

  (i)
  applicable bankruptcy, insolvency, fraudulent transfer, moratorium or reorganization or other similar laws affecting creditors' rights generally, and

  (ii)
  general principles of equity and the unavailability of the remedies of specific performance and injunction in any particular instance;

  (E)
  so far as they are aware in their capacity as counsel to the Guarantor, there is no action, suit, proceeding or investigation pending or threatened against the Guarantor which questions the validity of the Agreement, the Guarantee or the Subordination Agreement or the validity of any act to be taken pursuant thereto;

      (F)
      so far as they are aware in their capacity as counsel to the Guarantor, neither the execution and delivery of the Agreement, the Guarantee or the Subordination Agreement by the Guarantor nor the fulfilment or compliance with the terms thereof:

      (i)
      contravenes or results in a breach of any of the terms, conditions or provisions of the Charter of the Guarantor, or

      (ii)
      contravenes or results in any breach of or constitutes a default under any material agreement to which the Guarantor is a party or by which it is bound;

  (c)
  the Borrower shall have paid all fees and expenses then due to Royal including the arrangement fee due under §3.30 and any reasonable legal fees invoiced prior to the Closing Date;

  (d)
  Royal shall be satisfied with the arrangement to effect the repayment in full of all indebtedness of the Borrower under the 1997 LP Canada Credit Agreement and the termination of that agreement prior to or concurrently with the closing of the transactions contemplated under the Agreement.

6.2  Conditions Precedent to Subsequent Borrowings

        It shall be a condition of each advance, renewal or conversion that the representations and warranties contained in Section 2 hereof shall be true on and as of the date of each advance, renewal or conversion and that Royal is satisfied that there has been no material adverse change in the financial condition or operation of the Borrower. The Borrower will, upon request of Royal, deliver to Royal a certificate or certificates of an officer on behalf of the Borrower to that effect.

7.    COVENANTS OF THE BORROWER AND THE GUARANTOR

7.1 Borrower's Covenants

        The Borrower covenants and agrees with Royal as follows:

  Positive Covenants of Borrower

  (a)
  that it will duly and punctually pay or cause to be paid all amounts required to be paid by it to Royal pursuant to the Agreement, including principal, interest, default interest, Documentary Credit Fees, fees for Bankers' Acceptances, Swap Termination Values, Standby Fees, fees for Swap Contracts and any other fees and amounts, on the day, at the place, in the Currencies and in the manner set forth herein;

  (b)
  that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be observed and performed as set forth in the Agreement and Royal's Security;

  (c)
  that it will maintain Insurance Coverage at all times and will forthwith notify Royal upon the happening of any loss which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and if Insurance Coverage is provided by third party insurers, it shall duly and punctually pay all premiums and other sums of money for maintaining such insurance;

  (d)
  that it will and it will cause each of its Subsidiaries to file all material tax returns including income tax returns, corporation capital tax returns and other tax filings in all required jurisdictions;

  (e)
  that it will and it will cause each of its Subsidiaries to pay all material taxes (except taxes in dispute which are being contested in good faith) including interest and penalties and will pay or make adequate reserves for the ultimate payment of any tax payment which is being contested;

  (f)
  that it will and it will cause each of its Subsidiaries to actively and diligently contest or cause to be contested in good faith, by appropriate and timely proceedings, or effect a timely and provident settlement of any action, suit, litigation or other proceeding the result of which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower;

  (g)
  that it will and it will cause each of its Subsidiaries to effect a timely and provident settlement of or bring an application to stay any writ of execution, attachment or similar process issued or levied against all, or a substantial portion of, its property or the property of any of its Subsidiaries in connection with any judgement against it or any of its Subsidiaries in an amount which materially adversely affects the financial condition or operations of the Borrower;

  (h)
  that it will and it will cause each of its Subsidiaries to observe and comply with the provisions of all applicable laws, regulations, bylaws, ordinances and orders of any Governmental Body dealing in relation to its business or the business of any of its Subsidiaries with pollution of the environment, toxic and hazardous materials and waste and other environmental hazards, unless the failure to so observe and comply would not, in the judgement of the Borrower, reasonably exercised, materially adversely affect the ability of the Borrower to meet its obligations under the Agreement;

  (i)
  that it will, as soon as practical after it becomes aware thereof, provide Royal with prompt notice of:

  (1)
  any spills of Contaminants which are required to be reported to any Governmental Body, and

  (2)
  of any investigations, control orders, stop orders, injunctions, prosecutions or lawsuits under any federal, provincial, municipal or other laws relating to pollution of the environment, the handling of toxic or hazardous materials and waste or any other environmental or public health and safety laws, and which, in either such case, would, in the judgement of the Borrower, reasonably exercised, have a material adverse effect on the business or financial condition of the Borrower or any of its Subsidiaries and which would materially adversely affect the ability of the Borrower to meet its obligations under the Agreement;

  (j)
  that it will cause its Chief Financial Officer, such other senior officer as may be appropriate or its auditor, to meet with Royal to discuss and explain, as the case may be, any of its affairs, finances and accounts and to provide such other information pertaining to its business and operations together with such reports and documents as Royal may reasonably require;

  (k)
  that it will permit representatives and independent contractors of Royal to visit and inspect any of its or its Subsidiaries' properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their corporate affairs, finances and accounts with directors, officers, and independent chartered accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower except that, when an Event of Default exists, Royal may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice;

  (l)
  that it will maintain and it will cause each of its Subsidiaries to maintain in full force and effect all material leases, licences, permits, consents and regulatory approvals necessary for the due carrying on of their respective businesses;

  (m)
  that it will maintain and it will cause each of its Subsidiaries to maintain their respective corporate existences as validly subsisting corporations;

  (n)
  that it will give to Royal prompt notice of any Event of Default or any event that with notice or lapse of time would be an Event of Default;

  (o)
  that it will use Borrowings solely for the purposes set forth in §3.1 and for no other purpose;

  Negative Covenants of the Borrower

  (p)
  that, without the prior written consent of Royal, it will not, and it will cause each of its Subsidiaries not to grant, create, assume, suffer or permit any Lien on any of its assets or operations except for Permitted Encumbrances;

  (q)
  that, without the prior written consent of Royal, it will not, nor will it permit any Subsidiary to merge, amalgamate, enter into any corporate reorganization or otherwise modify its corporate structure in any way which would materially adversely affect its asset base or consolidated cash flow or impair the ability of the Borrower to observe and perform its obligations under the Agreement;

  (r)
  that, without the prior written consent of Royal, it will not and it will cause each of its Subsidiaries not to, sell (including sale and lease-back transactions), alienate, lease or otherwise dispose of or part with possession of any of its property or assets except for:

  (1)
  dispositions of inventory or current assets in the ordinary course of business and on commercially reasonable terms it being acknowledged that sales and transfers of inventory and related property and assets to the Guarantor are in the ordinary course of business;

  (2)
  dispositions of individual items of property or assets in any fiscal year having an aggregate value of $5,000,000 or less based on the greater of net book value or the value determined by the value of the sale or disposition, or

  (3)
  dispositions of assets as approved by Royal;

  (s)
  that, without the prior written consent of Royal, it will not nor will it permit any Borrower Subsidiary to borrow money or otherwise incur Indebtedness, except for:

  (1)
  normal day-to-day trade credit agreements;

  (2)
  Indebtedness between any of the Borrower, the Guarantor and any Canadian Subsidiary of the Guarantor;

  (3)
  borrowings pursuant to the Agreement;

  (4)
  normal indebtedness incurred in the ordinary course of business in respect of amounts due or accruing due to Governmental Bodies;

  (5)
  Purchase Money Obligations;

  (6)
  Capital Leases;

  (7)
  Indebtedness under the notes issued under the Forex Indenture;

  (8)
  Indebtedness owing to Société en Commandite Sodexfor pursuant to an agreement of purchase and sale dated April 14, 1999; and

  (9)
  Indebtedness referred to in Schedule G;

  (t)
  that, without the prior written consent of Royal, it will not and it will not permit any of its Subsidiaries to make or permit the existence of any Contingent Obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) except for Permitted Encumbrances and Permitted Guarantees;

  (u)
  that it will not allow the aggregate of the principal amount of Borrowings under the credit facility established pursuant to §3.1(a) to exceed at any time the Borrowing Base set out in the then current Borrowing Base Report;

  Reporting Covenants of Borrower

  (v)
  that it will and it will cause each of its Subsidiaries to at all times keep or cause to be kept proper books of account and that it will furnish to Royal within 90 days after the close of each fiscal year Sufficient Copies of its annual review engagement consolidated financial statements;

  (w)
  except for the year end fiscal quarter, it will furnish to Royal within 45 days of the close of each fiscal quarter Sufficient Copies of its quarterly unaudited consolidated financial statements signed by its Chief Financial Officer;

  (x)
  that it will provide to Royal on or prior to the date reasonably stipulated by Royal Sufficient Copies of financial and operating statements, budgets, business and capex plans together with such other information, reports and documents as Royal may reasonably request;

  (y)
  that the Borrower will deliver to Royal as soon as practical and no later than 30 days following each ensuing fiscal quarter-end:

  (1)
  a Borrowing Base Report in substantially the form of Schedule E and certified as provided therein by its Chief Financial Officer setting out the calculations of Eligible Inventory, Good Accounts Receivable (Cdn$), Good Accounts Receivable (US$) and Potential Preferred Claims as at the last day of the immediately preceding month-end, and certifying the accuracy thereof;

  (2)
  a calculation of the Borrowing Base; and

  (3)
  a calculation of the Current Ratio;

  (z)
  that, except for the year-end fiscal quarter, within 45 days of the close of each fiscal quarter and within 120 days of the close of each fiscal year, it will deliver to Royal a certificate signed by its Chief Financial Officer in substantially the form of Schedule C setting forth the calculation of the Current Ratio together with particulars of all Permitted Guarantees and Purchase Money Obligations incurred or acquired during the relevant fiscal quarter and certifying the accuracy of the calculations thereof and that the Borrower and each of its Subsidiaries is not in default under any financial arrangement in any way which materially adversely affects the financial condition or operations of the Borrower or if the Borrower or any of its Subsidiaries is in such default, specifying the defaults;

  Financial Covenants of Borrower

  (aa)
  the Borrower will maintain at all times a Current Ratio of not less than 1.15 to 1.0.

7.2  Guarantor's Covenants

        The Guarantor covenants with Royal as follows:

  Positive Covenants of Guarantor

  (a)
  that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be performed and observed as set forth in the Agreement and the Guarantee;

  (b)
  that it will at all times maintain such insurance as is usually maintained by others in the business of the same nature as the business of the Guarantor and each Subsidiary, as the case may be, or maintain a program of self-insurance, with reserves, in accordance with sound business practices;

  (c)
  that it will, maintain its web site and post in a timely manner copies of all public documents filed with the U.S. Securities and Exchange Commission (with the exception of Forms S-8);

  (d)
  that it will give Royal at least 15 days' notice of its intention to transfer, mortgage, pledge, charge or otherwise encumber or grant a security interest in any shares of the Borrower in which it has a legal or beneficial interest;

  (e)
  it will provide Royal with copies of all certificates, notices and other information it is required to deliver to the administrative agent pursuant to §6.02 and §6.03 of the Guarantor Credit Facility;

  Negative Covenants of Guarantor

  (f)
  that, except for the Permitted Securitization, Liens permitted by the Guarantor Credit Agreement and Liens to finance the normal day-to-day operations of the Guarantor, it will not, without the consent in writing of Royal, sell, lease, sell and lease back, exchange, transfer or otherwise dispose of:

  (1)
  in a transaction or a series of transactions, all or substantially all its property and assets and the property and assets of its Subsidiaries on a consolidated basis;

  (2)
  during any calendar year, any of its fixed or capital assets with a fair market value exceeding on a cumulative basis for such year for the Guarantor and its Subsidiaries 10% of the total consolidated assets of the Guarantor (determined as of the immediately preceding December 31), or

  (3)
  any of its material assets except for full, fair and reasonable consideration;

  (g)
  that it will not, without the consent in writing of Royal, merge or consolidate with any other Person or liquidate or dissolve except for:

  (1)
  mergers or consolidations with any other Person if the Guarantor (or the resulting corporation in a consolidation) will be the surviving corporation and the Guarantor (or such resulting corporation) will not be in default under any of the terms of the Guarantor Credit Agreement immediately after the merger or consolidation, and

  (2)
  the merger with or dissolution into the Guarantor or with or into any other Subsidiary by any Subsidiary;

  Reporting Covenants of Guarantor

  (h)
  that it will promptly give notice to Royal of:

  (1)
  all litigation when the aggregate amount of claims pending is US$50,000,000 or more and any litigation which involves a claim of US$15,000,000 or more and the Guarantor or a Subsidiary is a defendant;

  (2)
  any dispute which may exist between the Guarantor or any Subsidiary and any governmental regulatory body or any threatened action by any governmental agency to acquire or condemn any of the properties of the Guarantor or any Subsidiary where, in either case, the amount involved is US$30,000,000 or more;

  (3)
  any strike involving 1,000 or more employees of the Guarantor or any Subsidiary which has continued for 30 days;

  (4)
  any proceeding or order before any court or administrative body requiring the Guarantor or any Subsidiary to comply with any statute or regulation regarding protection of the environment if such compliance would require expenditures in the amount of US$50,000,000 or more or if such violation involves the possibility of the imposition of a fine of US$10,000,000 or more;

  (5)
  the occurrence of any of the following events affecting the Guarantor or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to Royal a copy of any notice with respect to such event that is filed with a governmental authority and any notice delivered by a governmental authority to the Guarantor or any ERISA Affiliate with respect to such event:

  (A)
  an ERISA Event,

      (B)
      a material increase in the Unfunded Pension Liability of any Plan,

      (C)
      the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Guarantor or any ERISA Affiliate, or

      (D)
      the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability, and

    (6)
    any Default or Event of Default (both as defined in the Guarantor Credit Agreement) known to the Guarantor.

    Each notice under this Section shall be accompanied by a written statement by the Chief Financial Officer of the Guarantor setting forth details of the occurrence referred to therein and stating what action the Guarantor or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under §7.2(h)(6) shall describe with particularity any and all clauses or provisions of the Guarantor Credit Agreement that have been breached or violated;

  (i)
  that it will at all times maintain its corporate existence and will carry on and conduct its business in a proper and efficient manner and it will and will cause each of its Subsidiaries to at all times keep or cause to be kept proper books of account and that it will furnish to Royal at the Branch of Account within 90 days after the close of each fiscal year Sufficient Copies of its annual consolidated audited financial statements reported on by its auditor and accompanied by their signed report which shall contain no material qualifications as to the scope of their examination except as to the furnishing of information to them, and, except for the year end fiscal quarter, within 45 days of the close of each fiscal quarter Sufficient Copies of its quarterly consolidated unaudited financial statements including a consolidated summary balance sheet, a consolidated summary statement of income, a consolidated statement of cash flows and a consolidated statement of stockholders' equity, signed by its Chief Financial Officer;

  (j)
  that it will, contemporaneously with delivery to the agent pursuant to the Guarantor Credit Agreement, deliver Sufficient Copies of the Compliance Certificate to Royal;

  (k)
  that it will promptly after the same are available, provide Sufficient Copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the Guarantor filed with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Royal pursuant to this Agreement;

  (l)
  that, at least 15 days before each fiscal year end, it will provide Sufficient Copies of its Business Plan to Royal;

  (m)
  that, except for the year-end fiscal quarter, within 45 days of the close of each fiscal quarter and within 90 days of the close of each fiscal year, it will deliver to Royal a certificate signed by its Chief Financial Officer in substantially the form attached as Schedule C setting forth the calculations of the amounts and ratios comprised in the financial covenants set out in §7.2(n), (o), (p) and (q);

  Financial Covenants of Guarantor

  (n)
  it will not permit Shareholders' Equity as of the end of any fiscal quarter of the Guarantor to be less than the sum of (a) US$1,003,850,000, and (b) an amount, not less than 0, equal to 50% of the cumulative Consolidated Net Income earned in all fiscal quarters after the fiscal quarter ended June 30, 2001, and (c) an amount equal to 100% of the aggregate increases in Shareholders' Equity after the closing date of the Guarantor Credit Agreement by reason of the issuance and sale of capital stock of the Guarantor (including upon any conversion of debt securities of the Guarantor into such capital stock);

  (o)
  it will not permit the Debt to Capitalization Ratio measured as of the end of each fiscal quarter ending on the dates listed below, to exceed the percentage set forth opposite such dates:

Fiscal Quarter Ending	Maximum Debt to Capitalization Ratio
September 30, 2001	52.5%
December 31, 2001	52.5%
March 31, 2002	52.5%
June 30, 2002	52.5%
September 30, 2002	52.5%
December 31, 2002	50.0%
March 31, 2003	50.0%
June 30, 2003	50.0%
September 30, 2003	50.0%
December 31, 2003 and thereafter	47.5%
  (p)
  it will not permit Consolidated EBITDDA, for any period of four consecutive quarters ending on a date listed below, to be less than the ratio set forth opposite such date:

Fiscal Quarters Ending	Minimum EBITDDA
December 31, 2001	$50,000,000
March 31, 2002	$60,000,000
June 30, 2002	$40,000,000
September 30, 2002	$70,000,000
December 31, 2002	$120,000,000
March 31, 2003	$198,200,000
June 30, 2003	$269,300,000
September 30, 2003	$302,500,000
December 31, 2003 and thereafter	$330,000,000
  (q)
  it will not permit the Collateral Coverage Ratio, as measured as of the last day of any fiscal quarter, to be less than 2.0 to 1.0.

7.3  Environmental Law

        Nothing in the Agreement shall abridge or affect the rights of Royal in respect of the Borrower pursuant to any Environmental Law.

8.    EVENTS OF DEFAULT

8.1 Definition of Event of Default

        The occurrence of any one or more of the following events constitutes an Event of Default hereunder:

  (a)
  if the Borrower makes default in any payment of principal, interest, acceptance fees, Documentary Credit Fees, default interest, Standby Fees, Swap Termination Values, fees for Swap Contracts, any other fees or other like amounts when the same becomes due under the

    Agreement and such default shall have continued for a period of five Business Days after notice has been given by Royal to the Borrower;

  (b)
  if the Borrower makes default in any payment of a Compensation Amount, Additional Amount or like payment when the same becomes due under the Agreement and such default shall have continued for a period of ten Business Days after notice has been given by Royal to the Borrower;

  (c)
  if the Borrower makes, suffers or permits a material default in observing or performing any other covenant or condition of the Agreement, any Swap Contract or any other material agreement with Royal and such default shall have continued for a period of five Business Days after notice in writing has been given by Royal to the Borrower specifying such default;

  (d)
  if there is a default by the Borrower (other than a default under the Agreement) which results in the acceleration of payment by the Borrower or any of its Material Canadian Subsidiaries of obligations for borrowed money in excess of $5,000,000;

  (e)
  if any representation, warranty or statement made by the Borrower, the Borrower Subsidiaries in the Borrower Subsidiaries' Guarantees and the Borrower Subsidiaries' Security Agreements or the Guarantor herein or in the Guarantee or in any certificate pursuant to the Agreement or the Guarantee shall, in Royal's opinion, prove to have been materially incorrect on the date as of which it was made in any respect materially adverse to Royal and Royal shall have so notified the Borrower;

  (f)
  if an order be made or an effective resolution be passed for the winding-up of the Borrower or, without the prior written consent of Royal, any of its Material Canadian Subsidiaries or if the Borrower or any of its Subsidiaries on its own behalf shall make an assignment for the benefit of its creditors or if the Borrower or any of its Subsidiaries shall be declared bankrupt or make an authorized assignment or if a custodian or receiver be appointed under the Bankruptcy and Insolvency Act or if a compromise or arrangement (including a compromise, arrangement, reorganization or other like restructuring commenced by the Borrower which adversely affects its creditors under any Federal or Provincial statute including the Companies' Creditors Arrangement Act or the British Columbia Company Act) is proposed by the Borrower or any of its Subsidiaries to creditors generally or any significant class of creditors, or if a receiver, receiver-manager or other officer with like powers shall be appointed, or if an encumbrancer shall take possession of the property of the Borrower or any of its Subsidiaries or any part thereof, which is, in the reasonable opinion of Royal, material to the business of the Borrower and its ability to perform its obligations under the Agreement or if a distress or execution or any similar process be levied or enforced against a substantial or essential part of such property and remain unsatisfied for a period of thirty days, unless such distress, execution or similar process is in good faith disputed by the Borrower or any such Subsidiary and, if so required by Royal, the Borrower or any such Subsidiary provides adequate security to pay in full the amount claimed;

  (g)
  if the Agreement or any of Royal's Security shall at any time cease to be in full force and effect (other than by expiration or termination in accordance with its terms for reasons other than the default of the Borrower) or if a Court of competent jurisdiction shall declare the Agreement to be null and void or if the Borrower shall contest the validity or enforceability thereof or if the Borrower shall deny that it has any further liability or obligation hereunder or if any of Royal's Security for any reason ceases, other than in accordance with its terms, to constitute valid and subsisting security upon any material part of the property and assets of the Borrower or its Subsidiaries as described therein;

  (h)
  if a writ of execution, attachment or similar process has been issued or levied against all, or a substantial portion of, the property of the Borrower or any of its Subsidiaries in connection with any judgement against the Borrower or any of its Subsidiaries in any amount in excess of $1,000,000 which materially affects the property of the Borrower or any of its Subsidiaries, and no application has been brought to stay such writ of execution, attachment or similar process which application has, in the reasonable opinion of Royal, a reasonable chance of success;

  (i)
  if it shall become illegal or unlawful for the Borrower or any of its Subsidiaries to carry on its business or to perform its obligations under the Agreement;

  (j)
  if the Borrower or any of its Subsidiaries (except for Louisiana-Pacific Acquisition, Inc.) suspends or ceases or threatens to suspend or cease business;

  (k)
  if the Borrower or any of its Subsidiaries shall sell or otherwise dispose of or threaten to sell or otherwise dispose of, all or a substantial part of its undertaking, property and assets, whether in one transaction or in a series of related transactions;

  (l)
  if there is an Event of Default (as defined in the Guarantor Credit Agreement).

8.2  Remedies

        Upon the occurrence of any Event of Default and at any time thereafter, provided the Event of Default has not been waived by Royal or the Borrower has not theretofore remedied all outstanding Events of Default within the prescribed time period or such longer period of time as Royal may permit, Royal may, by notice to the Borrower:

  (a)
  terminate its obligations hereunder to make any further advances under the Credit Facility, accept Drafts of the Borrower, enter into Swap Contracts or issue Documentary Credits;

  (b)
  declare Borrowings under the Credit Facility, interest, Standby Fees, Documentary Credits, fees, costs including Swap Termination Values and any other moneys owing to Royal by the Borrower under the Agreement, including amounts owing or liabilities in respect of Documentary Credits, Bankers' Acceptances, EFT Transfers and PDS Services which have not yet matured, to be immediately due and payable on the date which is fifteen Business Days after Royal delivers such notice to the Borrower, or that earlier date on or after delivery of such notice when Royal determines in its reasonable discretion that the business or operations of the Borrower may be materially prejudiced, endangered or adversely affected ("Acceleration Date") and such moneys and liabilities shall forthwith become due and payable on the Acceleration Date without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived;

  (c)
  enforce all rights and remedies granted under Royal's Security provided that any enforcement shall not be commenced until after the Acceleration Date;

  (d)
  convert any portion of the Credit Facility denominated in Eurocurrency Funds together with unpaid interest thereon, into U.S. Funds or Canadian Funds;

  (e)
  convert U.S. Advances to Canadian Funds;

  (f)
  terminate any Swap Contract in accordance with its terms.

        The Borrower expressly acknowledges and agrees that the date which is fifteen Business Days after Royal delivers such notice to the Borrower affords and will afford a reasonable period of time to make payment of the outstanding balance advanced under the Credit Facility, interest, Standby Fees, Documentary Credits, Swap Termination Values, outstandings in respect of EFT Transfers and PDS Services, fees, costs and other moneys owing by the Borrower under the Agreement. Royal acknowledges and agrees that interest, if any, earned or received by it as a result of the redeployment or other application of moneys paid by the Borrower pursuant to a demand made under §8.2(b) in respect of Bankers' Acceptances or Documentary Credits which have not yet matured shall be credited or otherwise applied for the benefit of the Borrower.

        If there are Documentary Credits or Bankers' Acceptances outstanding on the Acceleration Date the Borrower shall at such time deposit (at interest to be credited to the Borrower at Royal's rate for term deposits appropriate to the currency, amount and terms of any such Documentary Credits or Bankers' Acceptances, as the case may be) in one or more cash collateral account to be opened and maintained by Royal amounts in Canadian Funds, U.S. Funds or both, as the case may be, equal to the aggregate of the Face Amounts of all such unmatured Bankers' Acceptances and the amount of the Documentary Credits, as the case may be. Amounts held in such cash collateral accounts shall be applied by Royal to the payment of maturing Bankers' Acceptances and payment obligations, if any, pursuant to Documentary Credits, as the case may be, and any balances in such accounts shall be applied to repay other obligations of the Borrower in accordance with §8.5 of the Agreement.

8.3  Remedies Cumulative

        No remedy conferred on Royal under the Agreement is intended to be exclusive. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity or by statute or otherwise. The exercise or commencement of exercise by Royal of any one or more of such remedies shall not preclude the simultaneous or later exercise by Royal of any or all other such remedies.

8.4  Waivers

        Royal may, by written instrument at any time and from time to time waive any breach by either the Borrower or the Guarantor of any of the covenants or Events of Default herein. No course of dealing between either the Borrower or the Guarantor and Royal nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Royal.

8.5  Application of Payments Following Acceleration

        After the Acceleration Date, Royal may apply any moneys received by it towards repayment of Borrowings under the Credit Facility as it deems appropriate. Royal agrees to use reasonable efforts to apply moneys received by it to first repay Borrowings under the Borrowing Options which do not have redeployment costs associated with payment prior to the maturity dates of such Borrowings.

8.6  Royal May Perform Covenants

        If the Borrower shall fail to perform any of its obligations under any covenant contained in the Agreement Royal may, after an Event of Default, upon five Business Days' prior notice to the Borrower, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds. All amounts so paid by Royal hereunder shall be repaid by the Borrower and shall bear interest at the rates set forth in §3.6 from and including the date paid by Royal hereunder to but excluding the date such amounts are repaid in full by the Borrower.

9.    GENERAL

9.1  Waiver

        No failure or delay on the part of Royal in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.2  Effect of Amendment, Modification or Waiver

        No amendment, modification or waiver of any condition of the Agreement or consent to any departure by the Borrower therefrom shall, in any event, be effective unless the same shall be in writing signed by Royal. No notice to or demand on the Borrower shall by reason thereof entitle the Borrower to any other or further notice or demand in similar or other circumstances unless specifically provided for in the Agreement.

9.3  Time of the Essence

        Time shall be of the essence hereof.

9.4  Further Assurances

        Each of the Borrower, the Guarantor and Royal will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents (including certificates, declarations, affidavits, reports and opinions) and things as Royal, the Borrower or the Guarantor may reasonably require for the purpose of giving effect to the Agreement.

9.5  Set-Off

        In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Royal is authorized at any time or from time to time after the Acceleration Date, without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, compensate and to appropriate and to apply any and all deposits, matured or unmatured, general or special, held for or in the name of the Borrower and any other indebtedness or liability at any time owing or payable by Royal to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower due and payable to Royal under the Agreement including all claims of any nature or description arising out of or connected with the Agreement, irrespective of currency and whether or not Royal has made any demand under the Agreement and although these obligations, liabilities or claims of the Borrower are contingent or unmatured. Royal and the Borrower acknowledge and agree that this paragraph is not intended to create and shall not be construed as creating and does not create a security interest in any property of the Borrower.

9.6  Judgement Currency

        If for the purposes of obtaining judgement in any court in any jurisdiction or for any other purpose hereunder it becomes necessary to convert into the currency of such jurisdiction ("Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then such conversion shall be made at the Spot Buying Rate prevailing on the Business Day before the day on which judgement is given. In the event that there is a change in the Spot Buying Rate prevailing between the Business Day before the day on which the judgement is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the Spot Buying Rate prevailing on the date of payment, is the amount then due under the Agreement in such other currency. Any additional amount due from the Borrower under this §9.6 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of the Agreement.

9.7  Account Debit Authorization

        The Borrower authorizes and directs Royal to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower maintained with Royal for all amounts payable under the Agreement, including but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

9.8  Expenses

        Except as otherwise provided in the Agreement all statements, certificates, opinions and other documents or information required to be furnished to Royal by the Borrower under the Agreement shall be supplied by the Borrower without cost to Royal. In addition, the Borrower agrees to pay promptly to Royal on demand, all reasonable legal fees and other reasonable expenses which are incurred from time to time by Royal in respect of the documentation, preparation, registration, execution and enforcement of the Agreement (including any value added, goods and services, Provincial Sales Tax, business transfer tax or other similar taxes payable in connection with the execution, delivery or enforcement of the Agreement).

9.9  Survival of Representations and Warranties

        The representations and warranties made in Section 2 of the Agreement shall survive the execution and delivery of the Agreement and the Closing Date and continue in full force and effect until the full payment and satisfaction of all monies due hereunder.

9.10 Notice

        Unless otherwise specified, any notice, demand, request, consent or other communication required or permitted to be given to a party under this Agreement or to a party under any of Royal's Security shall be in writing and may be delivered personally or sent by facsimile, to the address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, facsimile number or other Person's attention as the party may have specified by notice in writing given under this Section. Any notice, demand, consent, request or other communication shall be deemed to have been given:

  (a)
  if delivered personally, when received;

  (b)
  if sent by facsimile, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and

  (c)
  if sent by facsimile on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received.

9.11 General Indemnity

        The Borrower hereby indemnifies and holds harmless Royal and its directors, officers, employees and agents from and against all losses, damages, expenses (including reasonable fees, charges and disbursements of counsel) and liabilities (including those arising from any litigation or other proceedings) related to or arising out of any default hereunder by the Borrower or any misrepresentation in connection with this Agreement provided that no Person shall be indemnified in respect of matters arising from such person's gross negligence or wilful misconduct.

9.12 Counterparts

        The Agreement and all documents contemplated by or delivered under or in connection with the Agreement may be executed and delivered in any number of counterparts or facsimile counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts when executed and delivered (by facsimile or otherwise) will be construed together to be an original and will constitute one and the same agreement.

9.13 Reasonable Consent or Approval of the Parties

        The parties hereto acknowledge and confirm that:

  (a)
  where either of them is required to exercise its discretion or grant its approval or consent pursuant to a provision in the Agreement, it shall act reasonably in the exercise of its discretion and will not unreasonably withhold or delay the granting of its approval or consent, and

  (b)
  the Borrower may rely on any consent, approval, calculation or determination provided to it by Royal pursuant to the Agreement.

9.14 Evidence of London Interbank Offered Rate

        If it is necessary at any time to prove the London Interbank Offered Rate applicable to any particular Eurocurrency Advance, a certificate in writing from any duly authorized officer of Royal shall be prima facie evidence (absent any manifest error) of such rate.

9.15 Entire Agreement

        Save as provided herein and in the instruments and documents contemplated or provided for hereunder, the Agreement contains the whole agreement between the parties with respect to the Credit Facility and there are no other terms, conditions, representations or warranties with respect thereto except as contained herein.

9.16 No Deduction for Taxes

        Provided Royal has not assigned its obligations under the Agreement or its rights to receive payments in respect thereof or changed the booking location of Borrowings, all payments required to be made by the Borrower pursuant to the Agreement whether for principal, interest, acceptance fees, Standby Fees, Documentary Credit Fees, Swap Termination Values, fees for Swap Contracts or any other fees or otherwise shall be made free and clear of and without deduction, withholding or reserve for or on account of taxes, imposts, levies or other charges of any nature or kind whatsoever, unless otherwise agreed by Royal.

9.17 Participations and Assignments

        Subject to §9.18, Royal may, with the consent of the Borrower, which consent shall not be unreasonably withheld, subject to the provisions of this §9.17 at any time grant participations in, sell, assign, transfer or otherwise dispose of all or any portion of the Credit Facility or Borrowings ("Facility Disposition") to any financial institution carrying on business in, and for the purpose of the Income Tax Act (Canada) residing in, Canada; provided no Facility Disposition may be made which would result in an increase in the cost of the Credit Facility to the Borrower. In all cases an assignment shall be of at least $5,000,000 with increments of $1,000,000 and a participation shall be of at least $2,500,000 with increments of $500,000. No Facility Disposition shall be effective until Royal shall have received an instrument (in form and substance satisfactory to Royal) in which the transferee or assignee, as the case may be, shall agree to be bound by all of the terms of the Agreement as fully as though it were an original party hereto except that any participant shall not be entitled to grant subparticipations. The Borrower hereby agrees that, upon compliance with the foregoing, any purchaser, assignee or transferee of all or any portion of any amount owed by the Borrower under the Agreement:

  (a)
  shall be entitled to the benefits of the provisions of the Agreement as fully as though it were an original party to the Agreement; and

  (b)
  may, subject to the terms of the Agreement, exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all amounts owed by the Borrower to such purchaser, assignee or transferee as fully as if such purchaser, assignee or transferee had made advances in the amount of the obligation which is sold, assigned or transferred to it.

9.18 Assignment After Default

        Notwithstanding anything to the contrary herein contained, where an Event of Default has occurred and is continuing and has not been waived, nothing in the Agreement shall limit or otherwise restrict the right of Royal to assign all or any part of its rights and obligations under or with respect to the Agreement. Without limiting the generality of the foregoing, any such assignment shall not require the consent of the Borrower nor be restricted to financial institutions resident in Canada.

9.19 Obligations of Borrower Re Facility Disposition

        The Borrower shall, at the request and at the expense of Royal, execute and deliver to such party or parties as Royal may designate any and all further instruments, use its reasonable efforts to obtain any and all further authorizations or approvals and make any and all further registrations, filings or notifications, as may be necessary or desirable to give full force and effect to such Facility Disposition. The term "Royal" as used in the Agreement shall include all purchasers, assignees and transferees permitted hereunder of all or any portion of any amount owed to Royal under the Agreement. Except as specifically set forth in this §9.19 nothing in the Agreement expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their permitted successors and assignees any benefit or any legal or equitable right, remedy or other claim under the Agreement. For the purposes of this §9.19, the Borrower hereby authorizes Royal to provide on a confidential basis to any eligible prospective purchaser, assignee, transferee or participant all financial information, reports, budgets, projections and documents, including the Agreement made available to Royal from time to time.

        IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed on December    , 2001.

LOUISIANA-PACIFIC CANADA LTD.	)	Address for Notice
	)	c/o Louisiana-Pacific Corporation
	)	Suite 1200, 805 S.W. Broadway
	)	Portland, Oregon
	)	U.S.A. 97205
Per: Authorized Signatory	)
	)	Phone: (503) 821-5100
	)	Fax: (503) 821-5322
	)	Attention: Vice-President and C.F.O.
Per: Authorized Signatory	)
	)	With a copy to Louisiana-Pacific Canada Ltd.
	)	2100—1075 West Georgia Street
	)	Vancouver, British Columbia
	)	V6E 3G2
)
	)	Phone: (604) 631-3131
	)	Fax: (604) 631-3232
)
)
LOUISIANA-PACIFIC CORPORATION	)	Address for Notice
	)	Suite 1200, 805 S.W. Broadway
	)	Portland, Oregon
	)	U.S.A. 97205
Per: Authorized Signatory	)
	)	Phone: (503) 821-5100 Fax: (503) 821-5322
Per: Authorized Signatory	)
)
)
ROYAL BANK OF CANADA
	)	RBC Capital Markets
	)	Suite 2100, Park Place
	)	666 Burrard Street
	)	Vancouver, British Columbia
	)	V6C 3B1
	)	Attention: Managing Director
By: Gerry Derbyshire Managing Director	)
)
	)	Phone: (604) 257-7100
	)	Fax: (604) 665-6465

SCHEDULE A

INTEREST AND FEE RATES

        Pursuant to §3.6, §3.28 and §4.11, the following interest rates and fees (each expressed in basis points per annum) shall be effective and payable based on the applicable Rating of the Rating Agencies of the Guarantor's long term senior unsecured debt:

        Canadian Advances, U.S. Advances and Eurocurrency Advances shall bear interest at the Prime Rate, U.S. Base Rate and London Interbank Offered Rate ("LIBOR") respectively plus the following applicable margins.

Ratings of Rating Agencies	Acceptance Fee	LIBOR Margin	Prime Rate and U.S. Base Rate Margins	Documentary Credit Fees	Standby Fees
BB/Ba2 or higher	300.0	300.0	200.0	200.0	50.0
BB-/Ba3 or lower	375.0	375.0	275.0	275.0	62.5

        If the Guarantor's long term senior unsecured debt:

(a)
is rated differently by one category by one of the Rating Agencies, then the rates of interest and fees chargeable by Royal will be determined by the higher of the two Ratings;

(b)
when there is a difference of more than two categories between the Ratings of the Rating Agencies, then the rates of interest and fees chargeable by Royal will be determined by reference to the Rating which is immediately above the lowest rating.

SCHEDULE B

GUARANTEE
(Particular Guarantee)

To: ROYAL BANK OF CANADA

        FOR VALUE RECEIVED and in order to induce Royal Bank of Canada ("Royal") to extend or continue credit to Louisiana-Pacific Canada Ltd., a British Columbia corporation which is at the date hereof a wholly owned subsidiary of the undersigned ("Customer"), the undersigned hereby guarantees, absolutely and unconditionally, the punctual payment when due to Royal of all debts and liabilities at any time owing by the Customer to Royal pursuant to the credit agreement dated for reference November 30, 2001 and all schedules thereto among the Customer, the undersigned and Royal (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time the "Credit Agreement") and the Borrower Guarantees (as defined in the Credit Agreement) whether now existing or hereafter incurred, whether created directly or acquired by Royal by assignment or otherwise, whether matured or unmatured, whether absolute or contingent, whether characterized as principal, premium, interest, additional interest, facility fees, fees, expenses or otherwise, whether the Customer be bound alone or with any others and whether as principal or surety, including, without limitation, all debts and liabilities now or at any time owing by the Customer to Royal relating to Swap Termination Values with respect to a Swap Contract, EFT Transfers and PDS Services (all such debts and liabilities being hereinafter called the "Liabilities"); the liability of the undersigned hereunder (but not the Liabilities) being limited to the lesser, in the aggregate, of,:

  (a)
  the Liabilities, or

  (b)
  the sum of $60,000,000 Canadian Funds. In calculating Canadian Funds the Equivalent Amount in Canadian Funds of U.S. Funds outstanding under the Credit Agreement (if any) shall be determined and included. Interest shall be paid by the undersigned from the date of demand for payment at the rate per annum equal to the Prime Rate on Canadian Funds and the U.S. Base Rate on U.S. Funds.

PROVIDED, however, that, regardless of the amount of the Liabilities of the Customer to the Bank, the liability of the undersigned hereunder is further limited (to the extent permitted by applicable law) to the greater of (a) the maximum liability that the undersigned can incur hereunder without rendering itself insolvent or (b) the amount in U.S. Funds of the value received by the undersigned as a result of the financial accommodations made available by Royal to the Customer. The terms "value" and "insolvent", as used in this proviso shall have the same meanings as in 11 U.S.C. § § 548(a)(2)(A) and (B), respectively. If for any reason this Guarantee would be otherwise avoidable as a fraudulent transfer (whether under state law or the U.S. federal Bankruptcy Code), then the terms "value" and "insolvent" as used herein shall be defined and the limitation on the liability of undersigned shall be deemed to operate in such a manner as to prevent this Guarantee from being avoided as a fraudulent transfer while preserving the liability of undersigned hereunder to the fullest extent legally permissible. Nothing in this proviso shall otherwise effect the maximum aggregate amount payable hereunder as set forth in subparagraphs (a) and (b) of the immediately preceding paragraph.

        Words with an initial capital letter unless otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

THE UNDERSIGNED HEREBY FURTHER AGREES WITH ROYAL AS FOLLOWS:

1.
From time to time, before or after any default by the Customer or any notice of termination of this Guarantee, (a) any collateral security (which term as used herein includes other guarantees) at any time held by or available to Royal in respect of the Liabilities or in respect of any guarantee of the Liabilities may be sold, exchanged, subordinated, surrendered or released in whole or in part and in any order, (b) any obligation of the Customer or of any guarantor of the Liabilities may be changed, altered, renewed, extended, continued, accelerated, surrendered, compromised, subordinated, waived or released in whole or in part, or any default with respect thereto waived, (c) Royal may set off, may refrain from setting off and may release in whole or in part any balance of any deposit account or credit on its books in favour of the Customer or of any such guarantor, may take or refrain from taking or from perfecting any collateral security and may exercise or refrain from exercising any rights against the Customer or others, (d) Royal may extend or refrain from extending further credit in any manner whatsoever to, may accept compositions from and may otherwise generally deal with, the Customer and others and with any collateral security as Royal may see fit and (e) Royal may apply all monies at any time received from the Customer or others or from any collateral security in such manner, in such amounts and against such part of the Liabilities as Royal deems best and change any such application in whole or in part as Royal may see fit; the whole without in any way limiting, diminishing or affecting the liability of the undersigned under this Guarantee and without imposing any obligation or trust upon Royal, and no loss of or in respect of any collateral security, whether caused by the fault of Royal or otherwise, shall in any way limit, diminish or affect the liability of the undersigned under this Guarantee.

2.
This is a guarantee of payment and not of collection, and Royal shall not be obligated to initiate, pursue or exhaust any form of recourse or obtain any judgment against the Customer or others (including other guarantors) or to realize upon or exhaust any collateral security held by or available to it or any deposit account or credit on its books before being entitled to payment from the undersigned hereunder. The liability of the undersigned hereunder shall not be limited, diminished or affected by (a) any failure by Royal to file or enforce any claim against the estate (in administration, bankruptcy or otherwise) of the Customer or others, (b) the fact that recovery from the Customer or any other person other than the undersigned is barred by any statute of limitations or for any other reason or (c) any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor. The undersigned renounces all benefits of discussion and division and waives diligence, presentment, protest, notice of dishonor or protest or default, demand for payment upon the Customer, notice of acceptance of this Guarantee, notice of any addition to or increase or decrease in the Liabilities and all other notices and demands whatsoever. The undersigned shall have no right to be subrogated to any rights of Royal until Royal shall have received payment in full of the Liabilities.

3.
This Guarantee is a continuing guarantee, will not be discharged until payment in full of all of the Liabilities (subject in all instances to the first two full paragraphs of this Guarantee) and cancellation of this instrument by Royal and will remain in full force and effect notwithstanding any interruption in the business relations between the Customer and Royal or any increase or decrease from time to time in the amount of the Liabilities. The undersigned may, by notice in writing delivered to Royal, terminate the undersigned's liability under this Guarantee in respect of any Liabilities thereafter incurred but not in respect of any Liabilities theretofore incurred even though not then matured, provided, however, that notwithstanding receipt of any such notice, Royal may fulfill and perform any commitments or obligations (express or implied) made prior to the receipt of such notice, including payment of any Bankers' Acceptance or Documentary Credit (as defined in the Credit Agreement) and any resulting Liabilities shall be covered by this Guarantee.

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4.
The liability of the undersigned under this Guarantee shall be reinstated and revived with respect to any amount at any time paid to or for the account of Royal in respect of the Liabilities and which thereafter is restored or returned by Royal to the Customer or any trustee or receiver for the Customer upon the bankruptcy, insolvency or reorganization of the Customer or for any other reason, all as though such amount had not been paid to Royal.

5.
This Guarantee shall not be affected by a change in the name of the Customer, or by the acquisition of the Customer's business by any person, firm or corporation, or by any change whatsoever in the objects, capital structure or constitution of the Customer, or by any merger, amalgamation or consolidation of the Customer with any corporation, or by any dissolution or liquidation of the Customer, but shall notwithstanding the happening of any such event continue to apply to all the Liabilities whether theretofore or thereafter incurred, and in this instrument the word "Customer" shall include all successors of the Customer.

6.
All moneys, advances, renewals and credits in fact borrowed or obtained from Royal by the Customer pursuant to the Credit Agreement shall be included in the Liabilities, notwithstanding (a) any lack or limitation of status or of power, (b) any incapacity, disability or lack of authority of the Customer or of any of the directors, officers, partners or agents thereof, (c) that the Customer may not be a legal or suable entity or that a Liability may not be enforceable or (d) any invalidity, irregularity, defect or informality in the borrowing or obtaining of such monies, advances, renewals or credits; the whole whether known to Royal or not. The undersigned shall reimburse Royal for all reasonable expenses (including the reasonable fees and disbursements of its counsel) incurred by Royal in collecting or compromising any of the Liabilities.

7.
This Guarantee is in addition to and not in substitution for (a) any other guarantee, by whomsoever given, at any time held by Royal and (b) any present or future obligation to Royal, incurred otherwise than under a guarantee, of the undersigned or of any other obligor, whether bound with or apart from the Customer; excepting any guarantee surrendered for cancellation upon delivery of this instrument.

8.
All payments hereunder with respect to any Liability shall be made to Royal at the Branch of Account of Royal and shall be in the lawful currency in which such Liability is payable ("Primary Currency"). Without in any manner limiting the obligations of the undersigned contained in the preceding sentence, if any sum is paid to and received by Royal hereunder in a currency other than the Primary Currency (such other currency being hereinafter referred to as the "Alternative Currency"), whether by judgment (and notwithstanding the rate of exchange actually applied in giving such judgment) or otherwise, the obligations of the undersigned hereunder shall nevertheless be discharged only to the extent of the net amount of Primary Currency that Royal in accordance with its normal banking procedures is able to purchase with such amount of Alternative Currency. If Royal is not able to purchase sufficient Primary Currency with such amount of Alternative Currency to discharge such Liability in full, the obligations of the undersigned to Royal shall not be discharged with respect to such difference, and any such undischarged amount will be due as a separate debt and shall not be affected by payment of or judgment being obtained for any other sums due hereunder; provided that the foregoing shall, in all instances, be subject to the first two full paragraphs of this Guarantee.

9.
The undersigned shall be bound by any account settled between Royal and the Customer in good faith, and if no such account has been so settled immediately before demand for payment under this Guarantee, any account stated by Royal with supporting documentation provided by Royal to the undersigned shall be accepted by the undersigned as conclusive evidence, absent manifest or demonstrable error, of the amount which at the date of the account so stated is due by the Customer to Royal.

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10.
Possession of this instrument by Royal shall be conclusive evidence against the undersigned that this instrument was not delivered in escrow or pursuant to any agreement that it should not be effective until any conditions precedent or subsequent had been complied with, unless at the time of receipt of this instrument by Royal the undersigned obtains from the Manager of the branch or agency of Royal receiving this instrument a letter setting out the terms and conditions under which this instrument was delivered and the conditions, if any, to be observed before it becomes effective.

11.
This instrument covers all agreements between the undersigned and Royal relative to this Guarantee, and neither the undersigned nor Royal shall be bound by any representation or promise made by any person relative hereto which is not embodied herein.

12.
This Guarantee and agreement shall extend to and inure to the benefit of Royal and its successors and permitted assigns and every reference herein to the undersigned is a reference to and shall be construed as including the undersigned and the successors and assigns of the undersigned to and upon all of whom this Guarantee and agreement shall extend and be binding.

13.
The obligations of the undersigned hereunder shall not in any way be changed, reduced or terminated as a result of (a) any change or reduction in or termination of the obligations of any other guarantor of the Liabilities, or (b) the failure of any other person to execute this or any other guarantee of the Liabilities.

14.
Royal shall not be obligated to exercise any right, power or privilege hereunder, and no failure to exercise and no delay in exercising, on the part of Royal, any such right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on the undersigned shall be deemed to be a waiver of the right of Royal to take further action without notice or demand as provided herein. No waiver shall be applicable except in the specific instance for which given, nor in any event shall any modification or waiver of any provision of this Guarantee and agreement be effective unless in writing and signed by Royal.

15.
This Guarantee shall be governed by and construed in accordance with the laws of the State of Oregon, United States of America. No defence given or allowed by the laws of any other State or Country shall be interposed in any action hereon unless such defence is also given or allowed by the laws of the State of Oregon. The undersigned irrevocably submits to the jurisdiction of all Federal and State courts located in the City of Portland and State of Oregon and consents that any order, process or notice of motion or other application to any of said courts or a judge thereof may be served upon the undersigned within or without the court's jurisdiction at the undersigned's applicable address for notice in accordance with Section 9.10 of the Credit Agreement entitled "Notice" provided a reasonable time for appearance is allowed.

16.
The waivers and authorizations of the undersigned contained herein are given in its capacity as a Guarantor hereunder and such waivers and authorizations shall not waive any rights the undersigned may have solely in its capacity as a party to the Credit Agreement.

17.
Waiver of Jury Trial. EACH PARTY TO THIS GUARANTEE, AND BY ITS ACCEPTANCE OF THIS GUARANTEE, ROYAL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A JURY TRIAL OF ANY DISPUTE RELATING TO THIS GUARANTEE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

18.
This Guarantee may be executed in any number of counterparts as may be necessary and delivered by facsimile each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and all signatures need not appear on any one counterpart.

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19.
This Guarantee is dated for reference November 30, 2001.

        Executed at                        , on the            day of December, 2001.

                      LOUISIANA-PACIFIC CORPORATION
                      By:

                      By:

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SCHEDULE C

Officer's Compliance Certificate
(7.1(z)) and (7.2(m))

        I,                        , of the City of Portland, in the State of Oregon, hereby certify on behalf of Louisiana-Pacific Corporation and Louisiana-Pacific Canada Ltd. and without personal liability as follows:

        1.    That I am Chief Financial Officer of Louisiana Pacific Corporation and Louisiana-Pacific Canada Ltd.

        2.    All capitalized terms used herein and not otherwise defined herein shall have the same meaning as ascribed thereto in the Credit Agreement (as hereinafter defined).

        3.    That I am familiar with and have examined the provisions of the 2001 LP Canada Credit Agreement dated for reference November 30, 2001 ("Credit Agreement") as amended, modified, supplemented, extended, consolidated, restated, renewed or replaced from time to time among Louisiana-Pacific Canada Ltd., as Borrower, Louisiana-Pacific Corporation, as Guarantor, and Royal Bank of Canada ("Royal") and to best of my knowledge having made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and the Guarantor and relying on the foregoing, as of the date of this Certificate: (a) the representations and warranties of the Borrower and the Guarantor contained in the Credit Agreement are true and correct, (b) none of the covenants of the Borrower and the Guarantor contained in the Credit Agreement has been breached, and (c) during the next fiscal quarter of the Borrower and the Guarantor there is no reason to believe that either the Borrower or the Guarantor will be in default of the financial ratios prescribed respectively in 7.1(aa) and 7.2(n), (o), (p) and (q).

        4.    That as of                        , being the date to which this Certificate applies, the financial ratios and information called for under the Credit Agreement were:

A.    Covenants of the Borrower

  (a)
  the Current Ratio of the Borrower is            to            ;

  (b)
  particulars of Permitted Guarantees and Purchase Money Obligations:

B.    Covenants of Guarantor

  (a)
  Shareholders' Equity is $                  ;

  (b)
  the Debt to Capitalization Ratio is            to            ;

  (c)
  Consolidated EBITDDA is

  (d)
  the Collateral Coverage Ratio is            to            ;

and I further certify without personal liability that:

        5.    The foregoing calculations are correct and accurate;

        6.    [SPECIFY ANY DEFAULT];

        7.    I am authorized to give this certificate;

        8.    I am aware that Royal is entitled to rely upon the accuracy of the information herein contained.

        This Certificate has been executed at the City of Portland, in the State of Oregon, this            day of            , 2001.

Chief Financial Officer
Louisiana-Pacific Corporation and
Louisiana-Pacific Canada Ltd.

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SCHEDULE D

UNFUNDED PENSION LIABILITIES

        The Guarantor sponsors the Louisiana-Pacific Corporation Retirement Account Plan. Originally this was a defined benefit pension plan covering certain hourly employees of the Guarantor. Effective January 1, 2000, this was converted to a cash balance plan covering most non-bargained employees. As of January 1, 2000, on an ongoing basis, the Plan has an unfunded liability of approximately US$23,000,000. As of January 1, 2000, on a plan termination basis, the Plan has an unfunded liability of approximately US$25,000,000.

        The Company sponsors the ABTco, Inc. Retirement Plan. This is a defined benefit plan covering bargained and non-bargained employees of ABTco. As of January 1, 2000, on an ongoing basis, the Plan has an unfunded liability of approximately US$0. As of January 1, 2000, on a plan termination basis, the Plan has an unfunded liability of approximately US$5,000,000.

SCHEDULE E

BORROWING BASE REPORT

(§7.1(y))

(1)
The Borrowing Base of Louisiana-Pacific Canada Ltd. and its Material Canadian Subsidiaries was [$    ] on the last day of the fiscal quarter ended [    ] calculated as follows (words with initial capital letters have the meaning ascribed to them in the Agreement):

(a)	Good Account Receivable (Cdn$)	$
(b)	75% of (a)		$
(c)	The Equivalent Amount in Canadian Funds of Good Accounts Receivables (US$)	$
(d)	75% of line (c)		$
(e)	Eligible Inventory—Logs	$
(f)	Eligible Inventory—Lumber, Engineered Wood Products and other finished products	$
(g)	Eligible Inventory—Chips	$
(h)	Eligible Inventory—Raw materials, supplies, spare parts, etc.	$
(i)	Total of (e), (f), (g) and (h)	$
(j)	50% of line (i)		$

(k)	Line (b) plus line (d) plus line (j)		$
(l)	Potential Preferred Claims		$

(m)	Borrowing Base (line (k) minus line (l))		$

(n)	Total Borrowings		$

(o)	Line (m) minus line (n)		$
(2)
I certify the foregoing to be a true and correct report on the matters disclosed and reported herein as of the stated fiscal quarter-end.

(3)
I further certify as follows:

(a)
that the representations and warranties contained in the Agreement are true and correct as of the date of this Borrowing Base Report;

(b)
that the covenants contained in the Agreement have not been breached as of the date of this Borrowing Base Report and, during the next fiscal quarter of the Borrower, there is no reason to believe that any of such covenants will be breached;

(c)
that, as of the stated fiscal quarter-end, Inventory locations and values were as follows:

Canadian Locations (specify site)	Cdn$ Value
•
•
•
•
•

  (d)
  that during the stated fiscal quarter total sales of Inventory were $            of which $            was in respect of sales of Inventory to Louisiana-Pacific Corporation.

  (e)
  that I will forthwith advise Royal on becoming aware of any inaccuracy in the matters certified in §3(c) and §3(d);

  (f)
  that as of the stated fiscal quarter end the Current Ratio of the Borrower is                        to                         ;

  (g)
  the aggregate of Borrowings as at the date of this report was $            . Borrowings in US$ were converted to Cdn$ at                        .
By:

Name/Title:

DATED this            day of

SCHEDULE F

PERMITTED ENCUMBRANCES

	Secured Party	Description of Lien
1.	Sodexfor	Lien on all the assets of Louisiana-Pacific Canada Ltd. Chambord and Lac Bouchette plants, pursuant to Purchase and Sale Contract, dated April 14, 1999.
2.	IBM	Lien on Louisiana-Pacific Canada Ltd. AS400 equipment, pursuant to Order for Leased or Financed Articles, dated December, 1999.
3.	Finning Ltd.	Lien on Louisiana-Pacific Canada Ltd. log loader and three forklifts, pursuant to lease agreements dated October 1, 1998, September 2, 1998 and October 1, 1999.
4.	Marjak Leasing	Lien on 1998 Bobcat Series 753 pursuant to lease agreement dated December 11, 1997.
5.	Bank of Montreal	Lien on Instrument described as Bank of Montreal pledge of Instrument and Assignment of Proceeds.

SCHEDULE G

OTHER PERMITTED INDEBTEDNESS

Credit Facilities

        1.    Indebtedness under the Credit Agreement by and among Louisiana-Pacific Canada Ltd., Louisiana-Pacific Corporation and Royal Bank of Canada, dated for reference January 15, 1997.

        2.    Indebtedness under the Agreement dated April 14, 1999 between 9073-3742 Quebec Inc., as purchaser (a predecessor of Acquisition Louisiana-Pacific Inc.) and Société en Commondite Sodexfor.

        3.    Indebtedness under the Lease Agreement dated December 13, 1999 between Louisiana-Pacific Canada Ltd. and International Business Machines.

        4.    Indebtedness under the Lease Agreements dated September 2, 1998, October 1, 1998 and October 1, 1999 between Louisiana-Pacific Canada, Ltd. and Finning Ltd.

Senior Installment Notes

        5.    Louisiana Pacific Canada, Ltd. Senior Installment Notes, variable rate, payable through 2003.

Other Indebtedness

        6.    Forward contracts between Louisiana-Pacific Canada, Ltd. and Bank of America for settlement September 27, 2002 and September 29, 2003.

        7.    Forward contracts between Louisiana-Pacific Canada, Ltd. and Goldman Sachs for settlement September 27, 2002 and September 29, 2003.

        8.    Indebtedness described by §5 on Schedule F.

2001 LP CANADA CREDIT AGREEMENT

Dated for Reference November 30, 2001

AMONG:

  LOUISIANA-PACIFIC CANADA LTD.

AND

  LOUISIANA-PACIFIC CORPORATION

AND

  ROYAL BANK OF CANADA

BULL, HOUSSER & TUPPER
BARRISTERS & SOLICITORS
#3000 - 1055 WEST GEORGIA
VANCOUVER, B.C. V6E 3R3
(604) 687-6575
 Attention: Barry Dryvynsyde

        File # 8929978

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TABLE OF CONTENTS
SCHEDULE A
INTEREST AND FEE RATES
SCHEDULE B
GUARANTEE (Particular Guarantee)
SCHEDULE C
Officer's Compliance Certificate (7.1(z)) and (7.2(m))